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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-136173

This prospectus supplement is being filed solely to update the calculation of the registration fee included in the prospectus supplement filed by Duke Realty Corporation pursuant to Rule 424(b)(5) on February 15, 2008. The filing fee of $12,428.63 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. $10,808 was previously paid on February 15, 2008. The remaining $1,621.00 is being paid herewith.

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 3, 2007)

11,000,000 Shares

Depositary Shares
Each Representing 1/10th of a 8.375% Series O
Cumulative Redeemable Preferred Share
(Par Value $0.01 Per Share)
(Liquidation Preference Equivalent to $25.00 Per Depositary Share)

        We are a self-administered and self-managed real estate investment trust, or "REIT." We are offering and selling our depositary shares, each of which represents a 1/10th interest in a 8.375% Series O Cumulative Redeemable Preferred Share, or a "Series O Preferred Share," which we have deposited with American Stock Transfer & Trust Company, as depositary. We will receive the proceeds from the sale of the depositary shares. As a holder of a depositary share, you will be entitled to proportional rights and preferences as if you held 1/10th of a Series O Preferred Share.

        Distributions on the Series O Preferred Shares represented by the depositary shares will be cumulative from the date of original issue and payable quarterly, beginning on or about March 31, 2008, at the rate of 8.375% of the liquidation preference per annum, or $20.9375 per Series O Preferred Share (equal to $2.09375 per annum per depositary share).

        The Series O Preferred Shares and the depositary shares representing the Series O Preferred Shares are not redeemable until February 22, 2013, after which date we may redeem such shares at a redemption price of $250.00 per Series O Preferred Share (equal to $25.00 per depositary share), plus any accrued and unpaid dividends through the date of redemption. The Series O Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed.

        We intend to file an application to list the depositary shares on the New York Stock Exchange, or "NYSE."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Public offering price(1)	$25.0000	$275,000,000
Underwriting discount	$0.7875	$8,662,500
Proceeds, before expenses, to us	$24.2125	$266,337,500

(1)
Plus accrued distributions, if any, from (and including) the date of original issuance.

        The underwriters may also purchase up to an additional 1,650,000 depositary shares at the public offering price less underwriting discount, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement.

        The underwriters expect to deliver the depositary shares in book-entry form through the facilities of The Depository Trust Company on or about February 22, 2008 against payment therefor in immediately available funds.

Joint Book-Running Managers

Citi	Morgan Stanley	UBS Investment Bank	Wachovia Securities

Co-Managers

Deutsche Bank Securities
JPMorgan
Morgan Keegan & Company, Inc.
RBS Greenwich Capital
Scotia Capital
Stifel Nicolaus
Wells Fargo Securities

The date of this prospectus supplement is February 14, 2008.

        We include cross references in this prospectus to captions elsewhere in these materials where you can find further related discussions. The following table of contents tells you where to find these captions.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or "SEC," using a "shelf" registration. Our shelf registration statement allows us to offer from time to time a wide array of securities. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement and other general information that may apply to this offering. In this prospectus supplement, we provide you with specific information about the depositary shares that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our depositary shares and other information that you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should carefully read both this prospectus supplement and the accompanying prospectus as well as additional information described under "Where You Can Find More Information" in the accompanying prospectus before investing in our depositary shares.

        Generally, when we refer to this "prospectus," we are referring to both the prospectus supplement and the prospectus, as well as the documents incorporated by reference herein and therein. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not rely on any other information that you may otherwise receive. We are not, and the underwriters are not, making an offer to sell or selling these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the respective dates of those documents, except where the information is as of a specific date. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

        Duke Realty Corporation is an Indiana corporation. Our principal offices are located at 600 East 96th Street, Suite 100, Indianapolis, IN 46240, and our telephone number at that address is (317) 808-6000. Our website is located at http://www.dukerealty.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

        All references to "Duke," "we," "us," and "our" in this prospectus supplement mean Duke Realty Corporation and all entities owned or controlled by Duke Realty Corporation, except where it is made clear that the term means only Duke Realty Corporation.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in or incorporated by reference into this prospectus, including, without limitation, those related to our future operations, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "estimate," "expect," "anticipate," "intend," "plan," "seek," "may," and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this prospectus. Some of the risks, uncertainties and other important factors that may affect future results include, among others:

  •
  Changes in general economic and business conditions, including the performance of financial markets;

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  Our continued qualification as a REIT for U.S. federal income tax purposes;

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  Heightened competition for tenants and potential decreases in property occupancy;

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  Potential increases in real estate construction costs;

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  Potential changes in the financial markets and interest rates;

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  Our continuing ability to raise funds on favorable terms through the issuance of debt and equity in the capital markets;

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  Our ability to successfully identify, acquire, develop and/or manage properties on terms that are favorable to us;

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  Our ability to successfully dispose of properties on terms that are favorable to us;

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  Inherent risks in the real estate business, including, but not limited to, tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments; and

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  Other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and filings with the SEC.

        This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. Additional information regarding risk factors that may affect us is included under the captions "Supplemental Risk Factors" beginning on page S-7 and "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which we filed with the SEC on March 1, 2007, and is updated by us from time to time in Quarterly Reports on Form 10-Q and other public filings.

        Although we presently believe that the plans, expectations and results expressed in or suggested by the forward-looking statements are reasonable, all forward-looking statements are inherently subjective, uncertain and subject to change, as they involve substantial risks and uncertainties beyond our control. New factors emerge from time to time, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made, except as otherwise may be required by law.

SUMMARY OF OFFERING

Securities Offered	11,000,000 depositary shares each representing 1/10th of a 8.375% Series O Cumulative Redeemable Preferred Share, or a "Series O Preferred Share." The underwriters may also purchase up to an additional 1,650,000 depositary shares at the public offering price less underwriting discounts and commissions to cover over-allotments, if any, within 30 days of the date of this prospectus supplement.
Distributions
Holders of the Series O Preferred Shares will be entitled to receive, when and as authorized by our board of directors, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 8.375% of the liquidation preference per annum or $20.9375 per Series O Preferred Share (equivalent to $2.09375 per annum per depositary share). Distributions on the Series O Preferred Shares represented by the depositary shares will accrue and be cumulative from the date of original issue and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, or, if a payment date is not a business day, the next business day. The first distribution on the Series O Preferred Shares represented by the depositary shares, and therefore the first distribution to holders of depositary shares, will be paid on or about March 31, 2008.
Liquidation Preference
$250.00 per Series O Preferred Share (equivalent to $25.00 per depositary share), plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of common stock or any other capital shares that rank junior to the Series O Preferred Shares as to liquidation rights.
Optional Redemption
The Series O Preferred Shares are not redeemable prior to February 22, 2013. On and after February 22, 2013, at our option, upon not less than 30 nor more than 60 days' written notice, we may redeem the Series O Preferred Shares (and the depositary will redeem the number of depositary shares representing the Series O Preferred Shares so redeemed upon not less than 30 days' written notice to their holders), in whole or in part, at any time or from time to time, at a redemption price of $250.00 per Series O Preferred Share (equivalent to $25.00 per depositary share), plus all accrued and unpaid distributions thereon to the date fixed for redemption (except in certain limited circumstances), without interest thereon, to the extent we have funds legally available therefor.
Ranking
The Series O Preferred Shares will rank senior to our common stock and any of our other shares ranking junior to the Series O Preferred Shares, and will rank equally with all our other outstanding preferred stock (except that the Series O Preferred Shares will rank senior to our Series C Junior Preferred Stock), with respect to payment of distributions or amounts upon our liquidation, dissolution or winding up.

Voting Rights
Holders of Series O Preferred Shares will not have any voting rights, except as set forth below or as otherwise required by law. In any matter in which the Series O Preferred Shares are entitled to vote (as described herein or as may be required by law), each Series O Preferred Share will be entitled to 10 votes, each of which 10 votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). The holder of each Series O Preferred Share may designate up to 10 proxies, with each such proxy having the right to vote a whole number of votes (totaling 10 votes per Series O Preferred Share). As a result, each depositary share will be entitled to one vote. If distributions on the Series O Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the depositary shares representing the Series O Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until all distribution arrearages have been paid.
Restrictions on Transfer
For information regarding restrictions on transfer of the Series O Preferred Shares and related depositary shares, see "Description of Preferred Stock—Restrictions On Ownership" in the accompanying prospectus.
Listing
We intend to file an application to list the depositary shares on the NYSE. If the application is approved, trading of the depositary shares on the NYSE is expected to begin within a 30-day period after the date of initial delivery of the depositary shares. The Series O Preferred Shares will not be listed, and we do not expect that there will be any trading market for the Series O Preferred Shares except as represented by depositary shares.
Form
The depositary shares will be represented by one global security that will be deposited with and registered in the name of The Depository Trust Company or its nominee, except under limited circumstances described in this prospectus supplement.
Conversion	The Series O Preferred Shares are not convertible into or exchangeable for any other property or securities of Duke.
Use of Proceeds
We expect to receive net proceeds from the sale of the depositary shares of approximately $265,812,500, after deducting commissions, discounts and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, our net proceeds from the offering will be approximately $305,763,125, after deducting commissions, discounts and estimated offering expenses. We intend to use the net proceeds to repay outstanding borrowings under our unsecured line of credit.

SUPPLEMENTAL RISK FACTORS

        Investing in the depositary shares representing our Series O Preferred Shares involves risks. In deciding whether to invest in the depositary shares, you should carefully consider the following risk factors in addition to the other information contained in this prospectus and the information incorporated by reference herein. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of these risks occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of the depositary shares and your investment could decline.

The depositary shares are a new issue of securities and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your shares.

        The depositary shares, each of which represents a 1/10 fractional interest in a Series O Preferred Share, are a new issue of securities with no established trading market. We intend to file an application to list the depositary shares on the NYSE. However, we cannot assure you that the depositary shares will be approved for listing on the NYSE. If the application is approved, trading of the depositary shares on the NYSE is expected to begin within 30 days after the date of initial delivery of the depositary shares. We cannot assure you that an active trading market on the NYSE for the depositary shares will develop or, even if one develops, will be maintained. As a result, the ability to transfer or sell the depositary shares and any trading price of the depositary shares could be adversely affected. We have been advised by the underwriters that they intend to make a market in the depositary shares, but they are not obligated to do so and may discontinue market making at any time without notice.

Our future offerings of preferred stock may adversely affect the value of the depositary shares representing our Class O Preferred Shares.

        We may issue additional Series O Preferred Shares and/or other classes or series of preferred stock. The issuance of additional shares of preferred stock on parity with or senior to our Series O Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up could reduce the amounts we may have available for distribution to holders of the depositary shares representing our Series O Preferred Shares. None of the provisions relating to our Series O Preferred Shares afford the holders of the depositary shares representing our Series O Preferred Shares protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or businesses, that might adversely affect the value of the depositary shares representing our Series O Preferred Shares.

Our Series O Preferred Shares and the depositary shares representing our Series O Preferred Shares are subordinated to our existing and future indebtedness.

        Payment of dividends and other amounts due on the depositary shares representing our Series O Preferred Shares will be subordinated to all of our existing and future consolidated indebtedness. As of December 31, 2007, our total consolidated indebtedness was approximately $4.3 billion. We and our subsidiaries may incur additional indebtedness in the future. The terms of our Series O Preferred Shares do not limit our ability to incur indebtedness. If we incur significant indebtedness, we may not have sufficient funds to make dividend or liquidation payments on the depositary shares representing our Series O Preferred Shares. In addition, in connection with our existing and future indebtedness, we may be subject to restrictive covenants or other provisions that may prevent our subsidiaries from distributing to us cash needed for payments on the depositary shares representing our Series O Preferred Shares or may otherwise limit our ability to make dividend or liquidation payments on the depositary shares representing our Series O Preferred Shares. Upon liquidation, our obligations to our creditors would rank senior to our obligations to holders of depositary shares representing our Series O Preferred Shares and would be required to be paid before any payments could be made to holders of the depositary shares representing our Series O Preferred Shares.

Ownership of the Series O Preferred Shares and the depositary shares representing Series O Preferred Shares may be restricted by our Board of Directors to help preserve our REIT status.

        Our Third Amended and Restated Articles of Incorporation provide that our board of directors has the authority to take any action it deems necessary or advisable to protect our REIT status. Likewise, the Designating Amendment to our Third Amended and Restated Articles of Incorporation establishing the amount, terms and rights of the Series O Preferred Shares, will provide that the Series O Preferred Shares may be redeemed by us at any time in order to preserve our REIT status. For further details regarding restrictions on ownership, see "Description of Series O Preferred Shares and Depositary Shares—Redemption by Duke" in this prospectus supplement as well as "Description of Preferred Stock—Restrictions on Ownership" in the accompanying prospectus.

DUKE REALTY CORPORATION

        We are a self-administered and self-managed REIT that began operations through a related entity in 1972. As of December 31, 2007, we:

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  owned or controlled 726 industrial, office and retail properties (including properties under development), consisting of approximately 121.1 million square feet; and

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  owned or jointly controlled more than 7,700 acres of land with an estimated future development potential of approximately 113 million square feet of industrial, office and retail properties.

        We provide the following services for our properties and for certain properties owned by third parties:

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  property leasing;

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  property management;

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  construction;

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  development; and

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  other tenant-related services.

        We are one of the largest publicly traded, most vertically integrated real estate companies in the United States. In addition to our office and industrial product focus in the Midwest, Southwest, Mid-Atlantic and Southeast United States, we selectively pursue retail development opportunities, as well as nationwide opportunities through our National Development and Construction Group. In addition, through our wholly owned Bremner-Duke Heathcare Real Estate division, we believe we are well-positioned to provide development expertise to medical office clients.

        We directly or indirectly hold all of the interests in our properties and land and conduct all of our operations through Duke Realty Limited Partnership, which we refer to as the "Operating Partnership." We control the Operating Partnership as its sole general partner and owned, as of December 31, 2007, approximately 94.9% of the Operating Partnership's outstanding common units. Holders of common units in the Operating Partnership (other than us) may exchange them for our common stock on a one for one basis. When common units are exchanged for common stock, our percentage interest in the Operating Partnership increases.

        As of December 31, 2007, our properties had a diverse and stable base of more than 3,400 tenants. Many of the tenants are Fortune 500 companies and engage in a wide variety of businesses, including manufacturing, retailing, wholesale trade, distribution, and professional services. As of December 31, 2007, no single tenant accounted for more than 1.15% of our total gross effective rent (computed using the average annual rental property revenue over the terms of the respective leases including landlord operating expense allowances but excluding additional rent due as operating expense reimbursements).

RECENT DEVELOPMENTS

        We had net income available for common shareholders of $58.7 million on revenues from continuing operations of $261.4 million for the fourth quarter of 2007. Diluted funds from operations available for common shareholders, referred to as "FFO," were $123.5 million for the fourth quarter of 2007. As of December 31, 2007, the Company's 688 in-service properties totaling 111.1 million square feet were 92.7 percent leased.

Selected Financial Results
(in thousands)

	Three Months Ended December 31, 2007	Twelve Months Ended December 31, 2007
	(Unaudited)	(Unaudited)
Revenue from continuing operations	$261,384	$923,227
Net income available for common shareholders—Basic	58,666	217,692
Net income available for common shareholders—Diluted	61,964	232,091
Funds from operations available for common shareholders—Basic	116,750	384,032
Funds from operations available for common shareholders—Diluted	123,492	409,414
	December 31, 2007
	(Unaudited)
Total assets	$7,661,981
Total debt	4,316,460

        FFO is used by industry analysts and investors as a supplemental operating performance measure of an equity REIT like Duke. FFO is calculated in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or "NAREIT." NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from net income determined in accordance with United States generally accepted accounting principles, or "GAAP." FFO is a non-GAAP financial measure developed by NAREIT to compare the operating performance of REITs. The most comparable GAAP measure is net income (loss). FFO should not be considered as a substitute for net income or any other measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. A reconciliation of FFO to GAAP net income is set forth below:

Reconciliation of Net Income to Funds From Operations
(in thousands)

	Three Months Ended December 31, 2007	Twelve Months Ended December 31, 2007
	(Unaudited)	(Unaudited)
Net Income Available for Common Shares	$58,666	$217,692
Adjustments:
Depreciation and amortization	69,469	277,691
Company share of joint venture depreciation and amortization	5,796	26,948
Earnings from depreciable property sales-wholly owned	(9,321)	(121,072)
Earnings from depreciable property sales-share of joint venture	(4,416)	(6,244)
Minority interest share of adjustments	(3,444)	(10,983)

Basic Funds From Operations	$116,750	$384,032
Minority interest in earnings of unitholders	3,298	14,399
Minority interest share of adjustments	3,444	10,983

Diluted Funds From Operations	$123,492	$409,414

USE OF PROCEEDS

        We expect to receive net proceeds from the sale of the depositary shares of approximately $265,812,500, after deducting commissions, discounts and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, our net proceeds from the offering will be approximately $305,763,125, after deducting commissions, discounts and estimated offering expenses. We intend to use the net proceeds to repay outstanding borrowings under our unsecured line of credit.

        Our unsecured line of credit had approximately $543 million outstanding as of December 31, 2007, bearing interest at LIBOR plus 0.525%, and matures in January 2010. Affiliates of Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC and certain of the other underwriters are lenders under our unsecured line of credit and would receive a share of the net proceeds, if any, used to repay borrowings under the line of credit proportionate to their respective commitments under the line of credit.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

        The following table shows our ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

Nine Months Ended September 30, 2007	1.05
Year Ended December 31, 2006	1.27
Year Ended December 31, 2005	1.53
Year Ended December 31, 2004	1.71
Year Ended December 31, 2003	1.75
Year Ended December 31, 2002	1.75

        For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations before gains or losses on property sales. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

DESCRIPTION OF THE SERIES O PREFERRED SHARES
AND DEPOSITARY SHARES

        This description of the particular terms of the Series O Preferred Shares and the depositary shares supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the preferred stock and depositary shares set forth in the accompanying prospectus under the captions "Description of Preferred Stock" and "Description of Depositary Shares," respectively, which you should consult for further information.

General

        We are authorized to issue up to 5,000,000 preferred shares, $.01 par value per share, in one or more series, with such designations, powers, preferences, rights, qualifications, limitations or restrictions as our board of directors may, subject to Indiana law, determine by adoption of an applicable amendment to our Third Amended and Restated Articles of Incorporation, without any further vote or action by our shareholders. See "Description of Preferred Stock—Terms" in the accompanying prospectus.

        Prior to the completion of the offering, we will adopt an amendment to our Third Amended and Restated Articles of Incorporation specifying a series of preferred shares consisting of up to 1,265,000 shares, designated 8.375% Series O Cumulative Redeemable Preferred Shares. The following summary of the terms and provisions of the Series O Preferred Shares is not complete and is qualified in its entirety by reference to the pertinent sections of the amendment designating the Series O Preferred Shares, which is available to you upon request from us.

        The transfer agent, registrar and dividends disbursing agent for the Series O Preferred Shares will be American Stock Transfer & Trust Company.

        Each depositary share represents a 1/10 fractional interest in a Series O Preferred Share. The Series O Preferred Shares will be deposited with American Stock Transfer & Trust Company, as depositary, under a deposit agreement that we will enter into with the depositary. The depositary will issue depositary receipts that will evidence the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary receipt evidencing a depositary share will be entitled to all the rights and preferences of a 1/10 fractional interest in a Series O Preferred Share (including distribution, voting, redemption and liquidation rights and preferences). See "Description of Depositary Shares" in the accompanying prospectus.

        We intend to file an application to list the depositary shares on the NYSE. If the application is approved, trading of the depositary shares on the NYSE is expected to begin within a 30-day period after the date of initial delivery of the depositary shares. See "Underwriting." The Series O Preferred Shares will not be listed, and we do not expect that there will be any trading market for the Series O Preferred Shares except as represented by depositary shares.

Ranking

        The Series O Preferred Shares will rank senior to our common stock and any of our other shares ranking junior to the Series O Preferred Shares, and will rank equally with all our other outstanding preferred stock (except that the Series O Preferred Shares will rank senior to our Series C Junior Preferred Stock), with respect to payment of distributions or amounts upon our liquidation, dissolution or winding up.

Distributions

        Holders of the Series O Preferred Shares will be entitled to receive, when and as authorized by our board of directors, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 8.375% of the liquidation preference per annum or $20.9375 per Series O Preferred Share (equivalent to $2.09375 per annum per depositary share). Distributions on the Series O Preferred Shares represented by the depositary shares will accrue and be cumulative from the date of original issue and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, or, if not a business day, the next business day. The first distribution on the Series O Preferred Shares represented by the depositary shares will be paid on or about March 31, 2008. That distribution and any distribution payable on the Series O Preferred Shares for any other partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay distributions to holders of record as they appear in our share records at the close of business on the applicable record date designated by our board of directors for the payment of distributions that is not more than 30 nor less than 10 days prior to such distribution payment date.

        No distributions on the Series O Preferred Shares will be authorized by our board of directors or be paid or set apart for payment at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach of or a default under such agreement, or if such authorization or payment is restricted or prohibited by law. Covenants in our revolving credit agreement provide generally that we may not pay distributions in excess of 95% of Funds From Operations in any Fiscal Year, all as defined in the particular agreement, but such covenants permit us, upon certain circumstances, to pay distributions in an amount necessary to maintain our qualification as a REIT. We do not believe that this provision has had or will have any adverse impact on our ability to pay distributions in respect of the Series O Preferred Shares or otherwise pay distributions in the normal course of business to our shareholders in amounts necessary to maintain our qualification as a REIT.

        Notwithstanding the foregoing, distributions on the Series O Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series O Preferred Shares will not bear interest, and holders of the Series O Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. See "Description of Preferred Stock—Dividends" in the accompanying prospectus.

        The Operating Partnership will be required to make all required distributions on the newly designated Series O Preferred Units (which will mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidation preference amount on the Series O Preferred Shares) prior to any distribution of cash or assets to the holders of non-preferred units, except for distributions required to enable us to maintain our qualification as a REIT.

        Any distribution payment made on the Series O Preferred Shares will first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

        If, for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code) any portion of the dividends paid or made available for the year to holders of all classes of shares, then the portion of the dividends so designated that is allocable to the holders of Series O Preferred Shares will be the amount that the total dividends paid or made available to the holders of the Series O Preferred Shares for the year bears to the total dividends paid or made available for the year to holders of all classes of shares.

Liquidation Rights

        In the event of any liquidation, dissolution or winding up of our affairs, the holders of the Series O Preferred Shares are entitled to be paid out of our assets legally available for distribution to our shareholders, liquidating distributions in cash or property at its fair market value as determined by our board of directors in the amount of a liquidation preference of $250.00 per share (equivalent to $25.00 per depositary share), plus an amount equal to any accrued and unpaid distributions up to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of common stock or any other capital shares that rank junior to the Series O Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series O Preferred Shares will have no right or claim to any of our remaining assets. If we consolidate or merge with or into any other entity, or if we sell, lease, transfer or convey all or substantially all of our property or business, then we will not be deemed to have liquidated, dissolved or wound up. For further information regarding the rights of the holders of the Series O Preferred Shares and related depositary shares upon our liquidation, dissolution or winding, see "Description of Preferred Stock—Liquidation Preference" and "Description of Depositary Shares—Liquidation Preference" in the accompanying prospectus.

Redemption By Duke

        The Series O Preferred Shares are not redeemable prior to February 22, 2013. On and after February 22, 2013, at our option, upon not less than 30 nor more than 60 days' written notice, we may redeem the Series O Preferred Shares (and the depositary will redeem the number of depositary shares representing the Series O Preferred Shares so redeemed upon not less than 30 days' written notice to their holders), in whole or in part, at any time or from time to time, at a redemption price of $250.00 per share (equivalent to $25.00 per depositary share), plus all accrued and unpaid distributions thereon to the date fixed for redemption (except as provided below), without interest thereon, to the extent we have funds legally available. Holders of depositary receipts evidencing depositary shares to be redeemed shall surrender such depositary receipts at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If notice of redemption of any depositary shares has been given, and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any depositary shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such depositary shares, such depositary shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If fewer than all of the outstanding depositary shares are to be redeemed, then the depositary shares to be redeemed will be selected on a pro rata basis (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method we determine to use. See "Description of Preferred Stock—Redemption" in the accompanying prospectus.

        Any notice of redemption will be mailed by the depositary, postage prepaid, not less than 30 nor more than 60 days' prior to the redemption date, addressed to the respective holders of record of the depositary receipts evidencing the depositary shares to be redeemed at their respective addresses as they appear on the share transfer records of the depositary. A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any Series O Preferred Shares or depositary shares except as to the holder to whom notice was defective or not given. Each notice shall state:

  •
  the redemption date;

  •
  the redemption price;

  •
  the number of Series O Preferred Shares to be redeemed (and the corresponding number of depositary shares);

  •
  the place or places where the depositary receipts evidencing the depositary shares are to be surrendered for payment of the redemption price; and

  •
  that distributions on the shares to be redeemed will cease to accrue on such redemption date.

If fewer than all the depositary shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of depositary shares to be redeemed from such holder.

        The holders of depositary receipts at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the depositary shares evidenced by such depositary receipts on the corresponding distribution payment date notwithstanding the redemption of the depositary shares between such distribution record date and the corresponding distribution payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series O Preferred Shares or depositary shares to be redeemed.

        The Series O Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under "Restrictions on Transfer" below).

Voting Rights

        Holders of Series O Preferred Shares will not have any voting rights, except as set forth below or as otherwise required by law.

        In any matter in which the Series O Preferred Shares are entitled to vote (as described herein or as may be required by law), including any action by written consent, each Series O Preferred Share will be entitled to 10 votes, each of which 10 votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). The holder of each Series O Preferred Share may designate up to 10 proxies, with each such proxy having the right to vote a whole number of votes (totaling 10 votes per Series O Preferred Share). As a result, each depositary share would be entitled to one vote.

        If distributions on the Series O Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, then holders of the depositary shares representing the Series O Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until all distribution arrearages have been paid. For further information regarding the voting rights of the holders of the Series O Preferred Shares and related depositary shares, see "Description of Preferred Stock—Voting Rights" and "Description of Depositary Shares—Voting of the Preferred Stock" in the accompanying prospectus.

Conversion Rights

        The Series O Preferred Shares are not convertible into or exchangeable for any other property or securities of Duke.

Restrictions On Transfer

        For information regarding restrictions on transfer of the Series O Preferred Shares and related depositary shares, see "Description of Preferred Stock—Restrictions On Ownership" in the accompanying prospectus.

Book-Entry Only Issuance—The Depository Trust Company

        The Depository Trust Company, or "DTC," New York, New York, will act as securities depository for the depositary shares. The depositary shares will be represented by one global security that will be deposited with and registered in the name of Cede & Co. (DTC's partnership nominee), or such other name as may be requested by an authorized representative of DTC. This means that we will not issue certificates to you for the shares. One global security will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the shares. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant's accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

        DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is, in turn, owned by a number of DTC's direct participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

        When you purchase shares through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the shares on DTC's records. Since you actually own the shares, you are the beneficial owner and your ownership interest will only be recorded on the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the depositary shares. DTC's records only show the identity of the direct participants and the amount of the shares held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

        We will wire dividend payments to DTC's nominee, and we will treat DTC's nominee as the owner of the global security for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

        Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

        It is DTC's current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the shares held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC or us.

        Depositary shares represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

  •
  we determine not to require all of the depositary shares to be represented by a global security.

If the book-entry only system is discontinued, the transfer agent will keep the registration books for the depositary shares at its corporate office.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion supplements and updates the discussion of material Federal income tax consequences applicable to distributions to shareholders and our election to be taxed as a REIT under the caption "Federal Income Tax Considerations" in the accompanying prospectus. Ownership of depositary shares is treated as the ownership of the Series O Preferred Shares represented thereby. Therefore, holders of depositary shares should refer to "Taxation of U.S. Stockholders" and "Special Tax Considerations For Non-U.S. Stockholders" under "Federal Income Tax Considerations" in the accompanying prospectus for the Federal income tax consequences, not otherwise discussed below, of acquiring, holding and disposing of our shares. Such discussion is based upon current law and does not give a detailed description of any state, local or foreign tax considerations. This discussion does not describe all of the aspects of Federal income taxation that may be relevant to a prospective holder of depositary shares in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws.

        Each prospective purchaser is advised to consult with his or her own tax advisor regarding the specific tax consequences to him or her of the purchase, ownership and disposition of depositary shares representing Series O Preferred Shares, including the Federal, state and local tax consequences of such purchase, ownership and disposition and of potential changes in applicable tax laws.

Redemption of Series O Preferred Shares

        A redemption of Series O Preferred Shares, and a consequent redemption of the depositary shares representing such Series O Preferred Shares, will be treated under Section 302 of the Internal Revenue Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income tax rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange within the meaning of Section 302(b) of the Internal Revenue Code, rather than as a dividend, if it:

  •
  is "substantially disproportionate" with respect to the holder;

  •
  results in a "complete termination" of the holder's share interest in us; or

  •
  is "not essentially equivalent to a dividend" with respect to the holder.

        In determining whether any of these tests have been met, depositary shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as depositary shares actually owned by the holder, must generally be taken into account. If a particular holder of depositary shares owns (actually or constructively) no shares of our common stock, or an insubstantial percentage of the outstanding shares of our common stock, a redemption of depositary shares of that holder is likely to qualify for sale or exchange treatment because the redemption would not be "essentially equivalent to a dividend." However, because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to any particular holder of depositary shares depends upon the facts and circumstances at the time that the determination must be made, prospective holders of depositary shares are advised to consult their own tax advisors to determine such tax treatment.

        If a redemption of depositary shares is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as to that holder as a taxable sale or exchange. As a result, such holder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits), and (ii) the holder's adjusted basis in the depositary shares for tax purposes. Such gain or loss will be capital gain or loss if the depositary shares have been held as a capital asset, and will be long-term gain or loss if such depositary shares have been held for more than one year.

        If a redemption of depositary shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed depositary shares for tax purposes will be transferred to the holder's remaining shares of our capital stock. If the holder owns no other shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely. None of these dividend distributions will be eligible for the dividends received deduction for corporate shareholders.

UNDERWRITING

        Subject to the terms and conditions contained in the terms agreement and related underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters named below has severally agreed to purchase from us, the respective number of depositary shares set forth after its name below. The obligations of the underwriters are subject to certain conditions. The underwriters must purchase all of the shares if they purchase any.

Underwriter	Number of Depositary Shares
Citigroup Global Markets Inc.	2,172,500
Morgan Stanley & Co. Incorporated	2,172,500
UBS Securities LLC	2,172,500
Wachovia Capital Markets, LLC	2,172,500
Deutsche Bank Securities Inc.	330,000
J.P. Morgan Securities Inc.	330,000
Morgan Keegan & Company, Inc.	330,000
Greenwich Capital Markets, Inc.	330,000
Scotia Capital (USA) Inc.	330,000
Stifel, Nicolaus & Company, Incorporated	330,000
Wells Fargo Securities, LLC	330,000

Total	11,000,000

        The underwriters have advised us that they propose initially to offer the depositary shares to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of $0.50 per share. The underwriters may allow, and such dealers may reallow, a discount not in excess of $0.45 per share to certain other dealers. After the offering, the public offering price, concession and discounts may be changed.

        We have granted the underwriters an option to purchase up to 1,650,000 additional depositary shares at the public offering price, less the underwriting discounts and commissions described on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover over-allotments, if any. This option may be exercised, in whole or in part, at any time within the 30-day period after the date of this prospectus supplement.

        The following table shows the per share and total public offering price, underwriting discount and proceeds, before expenses, to us.

	Per Depositary Share	Total without Over-allotment	Total with Over-allotment
Public offering price	$25.0000	$275,000,000	$316,250,000
Underwriting discount	$0.7875	$8,662,500	$9,961,875
Proceeds, before expenses, to us	$24.2125	$266,337,500	$306,288,125

        We presently expect to incur expenses of approximately $525,000 in connection with this offering.

        Until the distribution of the depositary shares is completed, certain rules of the SEC may limit the ability of the underwriters to bid for and purchase depositary shares. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the depositary shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the depositary shares.

        If the underwriters create a short position in the depositary shares in connection with this offering (i.e., if they sell more depositary shares than are set forth on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing shares in the open market.

        In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the depositary shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

        We intend to file an application to list the depositary shares on the NYSE. If the application is approved, trading of the depositary shares on the NYSE is expected to commence within a 30-day period after the initial delivery of the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares prior to the commencement of trading on the NYSE. The underwriters will have no obligation to make a market in the depositary shares, however, and if they begin to make a market may cease market-making activities at any time without notice.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or if indemnification is not allowed, to contribute to payments the underwriters may be required to make because of those liabilities.

        Certain of the underwriters and their affiliates from time to time provide investment banking and financial advisory services to us and have also acted as representatives of various other underwriters in connection with public offerings of our common stock, depositary shares and debt securities. In addition, affiliates of Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC and certain of the other underwriters are lenders under our unsecured line of credit and, therefore, will receive a share of the net proceeds of the offering proportionate to their commitment under the unsecured line of credit.

        We expect that delivery of the depositary shares will be made against payment therefore on or about the delivery date specified on the cover page of this prospectus supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares on or prior to the delivery date will be required, by virtue of the fact that the depositary shares initially will settle on or about February 22, 2008, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

LEGAL MATTERS

        The legality of the securities offered by this prospectus will be passed on for us by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York. Clifford Chance US LLP also acts from time to time as counsel to us in matters unrelated to this offering.

EXPERTS

        The consolidated financial statements and related financial statement schedule of Duke and the Operating Partnership as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

DUKE REALTY CORPORATION

Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Units
Guarantees of Debt Securities

DUKE REALTY LIMITED PARTNERSHIP

Debt Securities

        This prospectus describes debt and equity securities that may be issued and sold, from time to time, by Duke Realty Corporation and/or Duke Realty Limited Partnership, or that may be offered and sold, from time to time, by selling securityholders to be identified in the future. Duke Realty Corporation may offer and sell common stock, preferred stock, depositary shares, warrants, stock purchase contracts, units and guarantees of debt securities, and Duke Realty Limited Partnership may offer and sell debt securities. The debt securities, preferred stock, warrants and stock purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of Duke Realty Corporation or Duke Realty Limited Partnership or debt or equity securities of one or more other entities. The common stock of Duke Realty Corporation is listed on the New York Stock Exchange under the ticker symbol "DRE."

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

        You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2007.

        We include cross references to captions elsewhere in this prospectus where you can find related additional information. The following table of contents tells you where to find these captions.

Important Information about this Prospectus	ii
Where You Can Find More Information	ii
Incorporation of Certain Information by Reference	iii
Cautionary Notice Regarding Forward-Looking Statements	1
Duke and the Operating Partnership	2
Use of Proceeds	3
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Depositary Shares	22
Description of Common Stock	26
Description of Warrants	29
Description of Stock Purchase Contracts	30
Description of Units	31
Federal Income Tax Considerations	32
Selling Securityholders	47
Plan of Distribution	47
Legal Matters	49
Experts	49

i

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

        Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

        In this prospectus, the words "Duke," "we," "us" and "our" refer to Duke Realty Corporation and "Operating Partnership" refers to Duke Realty Limited Partnership.

        This prospectus is part of a "shelf" registration statement that we filed with the United States Securities and Exchange Commission, or the "SEC." Under this shelf registration statement, Duke and the Operating Partnership from time to time may issue and sell any combination of the securities described in this prospectus in one or more offerings, and selling securityholders may from time to time offer and sell any such security owned by them.

        This prospectus provides you with a general description of the securities that Duke, the Operating Partnership or the selling securityholders may offer. No person is authorized to give any information or represent anything not contained in this prospectus or any prospectus supplement. Duke, the Operating Partnership and the selling securityholders are only offering the securities in places where sales of those securities are permitted. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement, or information incorporated by reference herein or therein, is current as of any date other than the date of such information. Our business, financial condition, results of operations and prospects and the business may have changed since that date. Each time that Duke, the Operating Partnership or any selling securityholder sells securities, they will provide a supplement to this prospectus that contains specific information about the terms of the securities and the offering. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. Before you buy any of our securities, it is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC public reference room mentioned under the heading "Where You Can Find More Information" below.

WHERE YOU CAN FIND MORE INFORMATION

        Duke and the Operating Partnership file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that Duke and the Operating Partnership file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at www.sec.gov. In addition, since some of our securities are listed on the New York Stock Exchange, you can read our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC's rules allow us to incorporate by reference information into this prospectus. This means that Duke and the Operating Partnership can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we and the Operating Partnership file that document. Any reports filed by Duke or the Operating Partnership with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        Duke and the Operating Partnership incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not "filed" in accordance with SEC rules):

  •
  Duke's Annual Report on Form 10-K for the year ended December 31, 2006;

  •
  the Operating Partnership's Annual Report on Form 10-K for the year ended December 31, 2006;

  •
  Duke's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

  •
  the Operating Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

  •
  Duke's Current Reports on Form 8-K filed February 7 and May 4, 2007 (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Securities Exchange Act of 1934, as amended, or the "Exchange Act");

  •
  the Operating Partnership's Current Reports on Form 8-K filed on February 7 and May 4, 2007 (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Exchange Act);

  •
  the description of our common stock included in our Registration Statement on Form 8-A dated January 2, 1986, as amended; and

  •
  all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Exchange Act).

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by writing or telephoning us at:

Investor Relations
Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Telephone: (317) 808-6000

        We also maintain an Internet site at www.dukerealty.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus.

iii

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in or incorporated by reference into this prospectus, including, without limitation, those related to our future operations, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the "Securities Act," and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "estimate," "expect," "anticipate," "intend," "plan," "seek," "may" and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this prospectus or in the information incorporated by reference into this prospectus. Some of the risks, uncertainties and other important factors that may affect future results include, among others:

  •
  Changes in general economic and business conditions, including the performance of financial markets;

  •
  Our continued qualification as a real estate investment trust, or "REIT" for U.S. federal income tax purposes;

  •
  Heightened competition for tenants and potential decreases in property occupancy;

  •
  Potential increases in real estate construction costs;

  •
  Potential changes in the financial markets and interest rates;

  •
  Our continuing ability to raise funds on favorable terms through the sale of debt and equity in the capital markets;

  •
  Our ability to successfully identify, acquire, develop and/or manage properties on terms that are favorable to us;

  •
  Our ability to successfully dispose of properties on terms that are favorable to us;

  •
  Inherent risks in the real estate business, including, but not limited to, tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments; and

  •
  Other risks and uncertainties described or incorporated by reference herein, including, without limitation, those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC.

        This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. Additional information regarding risk factors that may affect us is included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which we filed with the SEC on March 1, 2007, and is updated by us from time to time in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in other public filings.

        Although we believe that the plans, expectations and results expressed in or suggested by the forward-looking statements are reasonable at the time they were made, all forward-looking statements are inherently uncertain, and subject to change, as they involve substantial risks and uncertainties beyond our control. New factors emerge from time to time, and it is not possible for us to predict the nature or assess the potential impact of each new factor on our business. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements. We have and undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made, except as may be required by law.

DUKE AND THE OPERATING PARTNERSHIP

        We are a self-administered and self-managed REIT that began operations through a related entity in 1972. As of March 31, 2007, we:

  •
  owned or controlled 716 industrial, office and retail properties (including properties under development), consisting of approximately 112.9 million square feet located; and

  •
  owned or jointly controlled more than 7,700 acres of land with an estimated future development potential of approximately 112 million square feet of industrial, office and retail properties.

        We provide the following services for our properties and for certain properties owned by third parties and joint ventures:

  •
  property leasing;

  •
  property management;

  •
  construction;

  •
  development; and

  •
  other tenant-related services.

        We are one of the largest publicly-traded, most vertically integrated office/industrial real estate companies in the United States. In addition to our office and industrial product focus in the Midwest, Southwest, Mid-Atlantic and Southeast United States, we selectively pursue retail development opportunities, as well as nationwide opportunities through our National Development and Construction Group. In addition, through our wholly owned Bremner-Duke Healthcare Real Estate division, we believe that we are well-positioned to provide development expertise to medical office clients.

        We directly or indirectly hold all of the interests in our properties and land and conduct all of our operations through the Operating Partnership. We control the Operating Partnership as its sole General Partner and owned, as of March 31, 2007, approximately 93.3% of the Operating Partnership's outstanding common units. Holders of common units in the Operating Partnership (other than us) may exchange them for our common stock on a one for one basis. When common units are exchanged for common stock, our percentage interest in the Operating Partnership increases.

        As of March 31, 2007, our properties had a diverse and stable base of more than 3,500 tenants. Many of the tenants are Fortune 500 companies and engage in a wide variety of businesses, including manufacturing, retailing, wholesale trade, distribution, and professional services. As of March 31, 2007, no single tenant accounted for more than 1.2% of our total gross effective rent (computed using the average annual rental property revenue over the terms of the respective leases including landlord operating expense allowances but excluding additional rent due as operating expense reimbursements).

USE OF PROCEEDS

        As required by the terms of the partnership agreement of the Operating Partnership, we must contribute to the Operating Partnership, in exchange for additional common or preferred units of the Operating Partnership, the net proceeds from any sale of shares of our capital stock (including any shares of our common stock or preferred stock or any depositary shares) and from the exercise of rights contained in any options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase such shares of capital stock. Unless otherwise specified in the prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes. These purposes may include the development and acquisition of additional rental properties and other acquisition transactions, the repayment of outstanding debt and improvements to properties in our portfolio.

        Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

        The following table shows ratios of earnings to fixed charges for Duke and the Operating Partnership for the periods shown:

	Duke	Operating Partnership
Three Months Ended March 31, 2007	1.38	1.38
Year Ended December 31, 2006	1.59	1.59
Year Ended December 31, 2005	2.10	2.10
Year Ended December 31, 2004	2.28	2.28
Year Ended December 31, 2003	2.46	2.48
Year Ended December 31, 2002	2.64	2.72

        The following table shows ratios of earnings to combined fixed charges and preferred stock dividends for Duke and the Operating Partnership for the periods shown:

	Duke	Operating Partnership
Three Months Ended March 31, 2007	1.10	1.10
Year Ended December 31, 2006	1.26	1.26
Year Ended December 31, 2005	1.52	1.52
Year Ended December 31, 2004	1.75	1.75
Year Ended December 31, 2003	1.80	1.79
Year Ended December 31, 2002	1.80	1.76

        For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations before gains or losses on land and depreciated property sales and (if applicable) minority interest in the Operating Partnership. Fixed charges consist (if applicable) of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

DESCRIPTION OF DEBT SECURITIES

        The following summary outlines some of the material terms of the Operating Partnership's debt securities which could be senior debt securities or subordinated debt securities. The debt securities may consist of debentures, notes or other evidences of indebtedness, which may be guaranteed on a senior or subordinated basis by Duke. The specific terms of any debt securities and the extent, if any, to which these general terms and provisions may or may not apply to the debt securities will be described in the prospectus supplement relating to the particular series of debt securities.

        The Operating Partnership's debt securities will be issued under an indenture, dated as of July 28, 2006, by and between the Operating Partnership and The Bank of New York Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association), as trustee. The trustee's office is currently located at Global Corporate Trust, 2 N. LaSalle Street, Suite 1020, Chicago, Illinois 60602. We have filed the indenture with the SEC, and the Trust Indenture Act of 1939 governs the indenture. The following description summarizes only the material provisions of the indenture. Accordingly, you should read the indenture, together with any applicable supplemental indenture(s), because it, and not this description, defines your rights as a holder of debt securities issued by the Operating Partnership.

General

        The debt securities will be direct, unsecured obligations of the Operating Partnership. The senior debt securities will rank equally with all other senior debt of the Operating Partnership and the subordinated debt securities will rank equally with all other subordinated debt of the Operating Partnership, and will be subordinated to all of our existing and future senior debt. The debt securities will be effectively subordinated to the prior claims of each secured mortgage lender to any specific property that secures such lender's mortgage.

        The Operating Partnership may issue debt securities in one or more series without limit as to aggregate principal amount. We can establish an issue of debt securities as sole general partner of the Operating Partnership by a resolution of our board of directors or by a supplemental indenture. All debt securities of one series need not be issued at the same time, and a series may generally be reopened for additional issuances without the consent of the holders of the debt securities of the series.

        The indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be replaced with a successor trustee. Upon written notice, a trustee may be removed by act of the holders of a majority in principle amount of the outstanding debt securities of the series with respect to which the trustee acts as trustee. Except as otherwise described in this prospectus, any action by a trustee may be taken only with respect to the debt securities for which it is trustee under the indenture.

        A prospectus supplement will describe the specific terms of any series of debt securities the Operating Partnership offers, including:

  •
  the title and type of the debt securities;

  •
  whether that series of debt securities constitutes senior or subordinated debt securities;

  •
  the aggregate principal amount of the series of debt securities and any limit on the total principal amount of that series;

  •
  the price at which the Operating Partnership will issue the debt securities;

  •
  the terms, if any, by which holders may convert or exchange the debt securities of the series into or for common stock or other securities or property of Duke;

  •
  if the debt securities of the series are convertible or exchangeable, any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

  •
  the dates on which the Operating Partnership will pay the principal of the debt securities;

  •
  the fixed or variable rate at which the debt securities will bear interest, or the method to determine the interest rate;

  •
  the basis upon which the Operating Partnership will calculate interest on the debt securities if other than a 360-day year of twelve 30-day months;

  •
  the timing and manner of making principal, interest and any premium payments on the debt securities;

  •
  the circumstances under which the Operating Partnership may defer interest payments;

  •
  if other than the trustee, the identity of each registrar and/or paying agent for the debt securities of the series;

  •
  the place where:

  •
  the Operating Partnership can make payments of the debt securities;

  •
  the debt securities can be surrendered; and

  •
  you may serve notices about the debt securities and the indenture, if other than as described in this prospectus;

  •
  the portion of the principal amount of the debt securities payable upon acceleration, if it is other than the full principal amount;

  •
  whether and under what conditions the Operating Partnership or the holders may redeem the debt securities;

  •
  any sinking fund or similar provisions;

  •
  the currency in which the Operating Partnership will pay principal, interest and any premium payments on the debt securities, if other than U.S. dollars;

  •
  the events of default or covenants of the debt securities, if they are different from or in addition to those described in this prospectus;

  •
  whether the Operating Partnership will issue the debt securities in certificated or book-entry form;

  •
  whether the Operating Partnership will issue the debt securities in registered or bearer form and their denominations, if other than $1,000 for registered form or $5,000 for bearer form;

  •
  whether the defeasance and covenant defeasance provisions described in this prospectus apply to the debt securities or are different in any manner;

  •
  the time, manner and place for the debt securities to be authenticated and delivered, if the debt securities are to be issued upon the exercise of debt warrants;

  •
  whether and under what circumstances the Operating Partnership will pay additional amounts on the debt securities for any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem the debt securities instead of paying these amounts; and

  •
  any other terms of the debt securities.

        Some debt securities may provide for less than the entire principal amount to be payable upon acceleration of their maturity, which we refer to as "original issue discount securities." The prospectus supplement will describe any material federal income tax, accounting and other considerations applicable to any such original issue discount securities.

Denominations, Interest, Registration and Transfer

        Unless otherwise described in the prospectus supplement, the Operating Partnership will issue debt securities in denominations of:

  •
  $1,000 if they are in registered form;

  •
  $5,000 if they are in bearer form; or

  •
  any denomination if they are in global form.

        Unless otherwise specified in the prospectus supplement, the principal, interest and any premium on debt securities will be payable at the corporate trust office of the trustee. However, the Operating Partnership may choose to pay interest by check mailed to the address of the registered holder or by wire transfer of funds to the holder at an account maintained within the United States. The Operating Partnership may change the paying agent or registrar for a series of debt securities without prior notice to the holders of the debt securities, and the Operating Partnership or any of its subsidiaries may act as paying agent or registrar.

        If any interest date or a maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such interest payment date or such maturity date, as the case may be. For purposes of the indenture, a "business day" is any day, other than a Saturday or Sunday, on which banking institutions in New York City are open for business.

        Subject to limitations imposed upon debt securities issued in book-entry form, you may exchange debt securities for different denominations of the same series or surrender debt securities for transfer at the corporate trust office of the trustee. Every debt security surrendered for transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. The Operating Partnership will not require the holder to pay any service charge for any transfer or exchange, but the trustee or the Operating Partnership may require the holder to pay any applicable tax or other governmental charge.

        Neither the Operating Partnership nor the trustee is required to:

  •
  issue, transfer or exchange any debt security if the debt security may be among those selected for redemption during a 15-day period prior to the date of selection;

  •
  transfer or exchange any registered security selected for redemption in whole or in part, except, in the case of a registered security to be redeemed in part, the portion not to be redeemed;

  •
  exchange any bearer security selected for redemption, except that the holder may exchange the bearer security for a registered security of that series if the holder simultaneously surrenders the registered security for redemption; or

  •
  issue, transfer or exchange any debt security that the holder surrenders for repayment.

Guarantees

        The debt securities issued by the Operating Partnership may be guaranteed on a senior or subordinated basis by Duke, which guarantees would guarantee the due and punctual payments of principal, premium, if any, and interest on such debt securities, and the due and punctual payment of any sinking fund payments, if any, thereon, when and as the same shall become due and payable, including without limitation, at maturity, whether scheduled or as the result of acceleration, call for redemption or otherwise. The applicability and terms of any such guarantees relating to a series of debt securities of the Operating Partnership will be set forth in the prospectus supplement relating to such debt securities.

Merger, Consolidation or Sale

        The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge into, any other entity, provided that:

  •
  the Operating Partnership is the continuing entity, or the successor entity formed by the transaction or which received the transfer of assets expressly assumes payment of the principal, interest and any premium on all the debt securities and the performance and observance of all of the covenants and conditions contained in the indenture;

  •
  immediately after giving effect to the transaction and treating any debt that becomes an obligation of the Operating Partnership or any subsidiary as a result of the transaction as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, would become an event of default, has occurred and is continuing; and

  •
  the Operating Partnership delivers to the trustee an officer's certificate and legal opinion covering these conditions.

        Except for the above restrictions, the indenture does not limit the ability of the Operating Partnership to enter into any of the following types of transactions:

  •
  a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or Duke, or any affiliate of any such party;

  •
  a change of control; or

  •
  a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the debt securities.

        In addition, subject to the limitations on merger, consolidation or sale described above, the Operating Partnership may enter into transactions in the future, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's debt or substantially reduce or eliminate its assets, which may have an adverse effect on the Operating Partnership's ability to service its debt, including the debt securities.

Financial Covenants

        Limitations on Incurrence of Debt.    The Operating Partnership will not directly or indirectly incur any debt, other than subordinate intercompany debt, if, after giving effect to the incurrence of the additional debt, the aggregate principal amount of all outstanding debt of the Operating Partnership on a consolidated basis determined in accordance with generally accepted accounting principles, or "GAAP," is greater than 60% of its then-current total assets.

        The Operating Partnership also will not directly or indirectly incur any debt if the ratio of consolidated income available for debt service to the amount that is expensed for interest on debt for the four most recent fiscal quarters would have been less than 1.5 to 1.0 on a pro forma basis after giving effect to the incurrence of the debt and to the application of the proceeds from the debt. In making this calculation, we assume that:

  •
  the new debt and any other debt incurred by the Operating Partnership since the first day of the four-quarter period and the application of the proceeds from the new debt, including to refinance other debt, had occurred at the beginning of the period;

  •
  the repayment or retirement of any other debt by the Operating Partnership since the first day of the four-quarter period had been repaid or retired at the beginning of the period (except that the amount of debt under any revolving credit facility is computed based upon the average daily balance of that debt during the period);

  •
  the income earned on any increase in total assets since the end of the four-quarter period had been earned, on an annualized basis, during the period; and

  •
  in the case of any acquisition or disposition by the Operating Partnership of any assets since the first day of the four-quarter period, the acquisition or disposition or any related repayment of debt had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.

        In addition, the Operating Partnership will not directly or indirectly incur any secured debt if, after giving effect to the incurrence of the additional secured debt, the aggregate principal amount of all outstanding secured debt of the Operating Partnership on a consolidated basis determined in accordance with GAAP is greater than 40% of its then-current total assets.

        Maintenance of Total Unencumbered Assets.    The Operating Partnership must maintain total unencumbered assets of at least 150% of the aggregate outstanding principal amount of all outstanding unsecured debt.

Operating Covenants

        Existence.    Except as described above under "—Merger, Consolidation or Sale," the Operating Partnership must preserve and keep in full force and effect its existence, rights and franchises. However, the Operating Partnership need not preserve any right or franchise if we determine that its preservation is no longer desirable in the conduct of our business and that its loss is not materially disadvantageous to the holders of the debt securities.

        Maintenance of Properties.    The Operating Partnership must maintain all of its material properties in good condition, repair and working order, supply all properties with all necessary equipment and make all necessary repairs, renewals, replacements and improvements so that we may properly and advantageously conduct our business at all times. However, the Operating Partnership may sell its properties for value in the ordinary course of business.

        Insurance.    The Operating Partnership must keep all of its insurable properties fully insured against loss or damage with financially sound and reputable insurance companies.

        Payment of Taxes and Other Claims.    The Operating Partnership must pay, before they become delinquent:

  •
  all taxes, assessments and governmental charges; and

  •
  all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon any property.

        However, the Operating Partnership is not required to pay any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Provision of Financial Information.    The Operating Partnership will provide the trustee and the holders of debt securities with copies of its annual reports and quarterly reports. The Operating Partnership will continue to file timely all annual, quarterly and other periodic reports with the SEC regardless of whether or not the securities laws require the Operating Partnership to do so.

Events of Default, Notice and Waiver

        The following are events of default with respect to any series of debt securities issued under the indenture:

  •
  default for 30 days in the payment of any installment of interest on any debt security of the series;

  •
  default in the payment of the principal or any premium on any debt security of the series at its maturity;

  •
  default in making any sinking fund payment as required for any debt security of the series;

  •
  default in the payment of an aggregate principal amount exceeding $5,000,000 of any recourse debt or any secured debt, if the default continued beyond the expiration of any applicable grace period and resulted in the acceleration of the maturity of the debt, but only if such debt is not discharged or such acceleration is not rescinded or annulled;

  •
  bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any significant subsidiary or any of their respective property;

  •
  default in the performance of any other covenant contained in the indenture, other than covenants that do not apply to the series, and the default continues for 60 days after notice; and

  •
  any other event of default provided with respect to that particular series of debt securities.

        If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. If the debt securities of that series are original issue discount securities or indexed securities, the prospectus supplement will describe the portion of the principal amount required to make the declaration. If this happens and the Operating Partnership thereafter cures the default, the holders of at least a majority in principal amount of outstanding debt securities of that series can void the acceleration.

        The indenture also provides that the holders of at least a majority in principal amount of the outstanding debt securities of a series may waive any past default with respect to that series, except a default in payment or a default of a covenant or other indenture provision that can only be modified with the consent of the holder of each outstanding debt security affected.

        The indenture provides that no holders of any series may institute any judicial or other proceedings with respect to the indenture or for any remedy under the indenture, except in the case of failure of the trustee to act for 60 days after it has received a written request to institute proceedings for an event of default from the holders of at least 25% in principal amount of the outstanding debt securities of that series and an offer of indemnity reasonably satisfactory to it. However, this provision will not prevent any holder from instituting suit for the enforcement of any payment due on the debt securities.

        Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders, unless the holders offer to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of a series (or of all debt securities then outstanding under the indenture, if applicable) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. However, the trustee may refuse to follow any direction that:

  •
  is in conflict with any law or the indenture;

  •
  may subject the trustee to personal liability; or

  •
  may be unduly prejudicial to the holders not joining in the direction.

        The Operating Partnership must file annually with the trustee an officer's certificate certifying that no defaults have occurred under the indenture. The trustee must give notice to the holders of debt securities within 90 days of a default unless the default has been cured or waived. However, if the trustee considers it to be in the interest of the holders, the trustee may withhold notice of any default except a payment default.

Modification of the Indenture

        At least a majority in principal amount of all outstanding debt securities or series of outstanding debt securities affected by a modification or amendment of the indenture is required to modify or amend the indenture. However, holders of each of the debt securities affected by the modification must consent to modifications that have the following effects:

  •
  change the stated maturity of the principal, interest or premium on any debt security;

  •
  reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any debt security, or adversely affect any right of repayment of the holder of any debt security;

  •
  change the place or currency for payment of principal, interest or premium on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on any debt security;

  •
  reduce the percentage of outstanding debt securities of a series necessary to modify or amend the indenture, waive compliance with provisions of the indenture or defaults and consequences under the indenture or reduce the quorum or voting requirements set forth in the indenture; or

  •
  modify any of the provisions discussed above or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to take the action or to provide that other provisions may not be modified or waived without the consent of the holder.

        The indenture provides that the holders of at least a majority in principal amount of a series of outstanding debt securities is required to waive compliance by the Operating Partnership with covenants relating to that series.

        The Operating Partnership and the trustee can modify the indenture without the consent of any holder for any of the following purposes:

  •
  to evidence the succession of another person to the Operating Partnership as obligor;

  •
  to add to the covenants of the Operating Partnership for the benefit of the holders or to surrender any right or power conferred upon the Operating Partnership;

  •
  to add events of default for the benefit of the holders;

  •
  to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize the terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, so long as it does not materially adversely affect the interests of any of the holders;

  •
  to change or eliminate any provision of the indenture, so long as any such change or elimination becomes effective only when there are no debt securities outstanding of any series previously created which are entitled to the benefit of those provisions;

  •
  to secure the debt securities;

  •
  to establish the form or terms of debt securities of any series;

  •
  to provide for the acceptance of appointment by a successor trustee to facilitate the administration of the trusts under the indenture by more than one trustee;

  •
  to cure any ambiguity, defect or inconsistency in the indenture, so long as the action does not materially adversely affect the interests of any of the holders; or

  •
  to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series, so long as the action does not materially adversely affect the interests of any of the holders.

        The indenture provides that, in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver, or whether a quorum is present at a meeting of holders of debt securities:

  •
  the principal amount of an original issue discount security that is deemed to be outstanding is the amount of its principal that would be due and payable as of the date of determination upon declaration of acceleration of maturity;

  •
  the principal amount of a debt security denominated in a foreign currency that is deemed outstanding is the U.S. dollar equivalent of the principal amount, determined on the issue date for the debt security;

  •
  the principal amount of an indexed security that is deemed outstanding is the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security; and

  •
  debt securities that are directly or indirectly owned by the Operating Partnership are disregarded.

        The indenture contains provisions for convening meetings of the holders of debt securities of a series. The trustee, the Operating Partnership or the holders of at least 10% in principal amount of the outstanding debt securities of a series may call a meeting. Except for any consent that the holder of each debt security affected by modifications and amendments of the indenture must give, the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series will be sufficient to adopt any resolution presented at a meeting at which a quorum is present. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage less than a majority in principal amount of the outstanding debt securities of a series may be adopted at a meeting at which a quorum is present only by the affirmative vote of the holders of the specified percentage. Any resolution passed or decision taken at any meeting of holders duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken at a meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing that specified percentage will constitute a quorum.

        Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of a series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities of the series affected thereby, or of the holders of such series and one or more additional series of debt securities:

  •
  there will be no minimum quorum requirement for such meeting; and

  •
  the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Discharge, Defeasance and Covenant Defeasance

        Some debt securities may provide that the Operating Partnership may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year or scheduled for redemption within one year by irrevocably depositing with the trustee, in trust, funds sufficient to pay the principal, interest and any premium on the series to the stated maturity or redemption date.

        As long as the holders of the debt securities will not recognize any resulting income, gain or loss for federal income tax purposes, the Operating Partnership may elect either:

  •
  to defease and discharge itself from all of its obligations with respect to the debt securities, which we refer to as "defeasance;" or

  •
  to release itself from its obligations under particular sections of the indenture, which we refer to as "covenant defeasance."

        In order to make a defeasance election, the Operating Partnership must irrevocably deposit with the trustee a sufficient amount to pay the principal, interest and any premium on the debt securities, and any mandatory sinking fund or analogous payments on the debt securities, on the scheduled due dates. The deposit may be either an amount in the currency in which the debt securities are payable at stated maturity, or government obligations, or a combination of both.

        If the Operating Partnership elects covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default still applicable to the debt securities, the amounts deposited with the trustee may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. If this occurs, the Operating Partnership will remain liable to make payment of these amounts due at the time of acceleration.

        The prospectus supplement may exclude or may further describe any provisions permitting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Book-Entry Debt Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Payments of principal, interest and any premium on a series of debt securities represented by a global security will be made to the depositary.

        We anticipate that any global securities will be deposited with The Depository Trust Company, or "DTC," New York, New York, that the global securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to the global securities. The prospectus supplement will describe additional or differing terms of the depository arrangement involving any series of debt securities issued in the form of global securities.

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole holder of the debt securities represented by the global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a global security:

  •
  will not be entitled to have debt securities represented by the global security registered in their names;

  •
  will not receive or be entitled to receive physical delivery of debt securities in the form of a certificate; and

  •
  will not be considered the record owners or holders of debt securities under the indenture.

        The laws of some states require that purchasers of securities take physical delivery of the securities in certificated form. These laws may limit the transferability of beneficial interests in a global security.

        Debt securities represented by a global security will be exchangeable for debt securities in certificated form with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and the Operating Partnership does not appoint a successor depository within 90 days;

  •
  an event of default under the indenture with respect to the debt securities has occurred and is continuing and the beneficial owners representing a majority in principal amount of the debt securities represented by the global security advise DTC to cease acting as depository; or

  •
  the Operating Partnership determines at any time that all debt securities of a series will no longer be represented by a global security.

        We obtained the following information concerning DTC and its book-entry system from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy of this information.

        DTC will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co., which is DTC's partnership nominee.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. A number of the direct participants and the New York Stock Exchange, the American Stock Exchange, and the National Association of Securities Dealers own DTC. Access to DTC's system also is available to others, including securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each beneficial owner or each actual purchaser of each debt security is to be recorded on the direct and indirect participants' records. A beneficial owner of debt securities will not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, unless the use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, any certificate representing debt securities that is deposited with, or on behalf of, DTC is registered in the name of its nominee, Cede & Co. The deposit of the certificate with, or on behalf of, DTC and its registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the certificate representing the debt securities. DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners, will be governed by arrangements among them and any statutory or regulatory requirements.

        Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to the Operating Partnership as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified on a list attached to the omnibus proxy to whose accounts the debt securities are credited on the record date.

        Principal, interest and any premium payments on the debt securities will be made to DTC. DTC's practice is to credit direct participants' accounts on the payable date with respect to their holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, the trustee, or the paying agent, subject to any statutory or regulatory requirements. Payment of principal and interest to DTC is the responsibility of the Operating Partnership or the trustee or any paying agent. Disbursement of payments to direct participants will be the responsibility of DTC. Disbursement of payments to the beneficial owners will be the responsibility of the direct and indirect participants.

        If applicable, redemption notices will be sent to Cede & Co. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

        A beneficial owner will give notice of any option to elect to have its debt securities repaid by the Operating Partnership, through its participant, to the trustee, and will effect delivery of the debt securities by causing the direct participant to transfer the participant's interest in the global security or securities representing the debt securities, on DTC's records, to the trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participants on DTC's records.

        DTC may discontinue providing its services as securities depository with respect to a series of debt securities at any time by giving reasonable notice to the Operating Partnership or the paying agent. If a successor securities depository is not appointed, debt security certificates are required to be printed and delivered.

        The Operating Partnership may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, debt security certificates will be printed and delivered.

        Unless stated otherwise in the applicable prospectus supplement, any underwriters, dealers or agents with respect to any series of debt securities issued as global securities will be direct participants in DTC.

        None of the Operating Partnership, Duke, any underwriter, dealer or agent, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to these beneficial interests.

        Any additional or different terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

DESCRIPTION OF PREFERRED STOCK

General

        Under Duke's articles of incorporation, the board of directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series and with rights, preferences, privileges and restrictions that they may fix or designate without any further vote or action by Duke's shareholders. As of March 31, 2007, the following series of preferred stock were outstanding:

  •
  7.990% Series B Cumulative Redeemable Preferred Stock, of which 265,000 shares are outstanding;

  •
  6.625% Series J Cumulative Redeemable Preferred Stock, of which 400,000 shares are outstanding;

  •
  6.500% Series K Cumulative Redeemable Preferred Stock, of which 600,000 shares are outstanding;

  •
  6.600% Series L Cumulative Redeemable Preferred Stock, of which 800,000 shares are outstanding;

  •
  6.950% Series M Cumulative Redeemable Preferred Stock, of which 736,000 shares are outstanding; and

  •
  7.25% Series N Cumulative Redeemable Preferred Stock, of which 440,000 shares are outstanding.

Terms

        When Duke issues shares of preferred stock, those shares will be fully paid and non-assessable. The preferred stock will not have any preemptive rights.

        The specific terms of any new series of preferred stock offered will be reflected in an amendment to Duke's articles of incorporation. A prospectus supplement will describe these specific terms, including:

  •
  the title and stated value;

  •
  the number of shares, liquidation preference and offering price;

  •
  the dividend rate, dividend periods and payment dates;

  •
  the date on which dividends begin to accrue or accumulate;

  •
  any auction and remarketing procedures;

  •
  any retirement or sinking fund requirement;

  •
  the price and the terms and conditions of any redemption right;

  •
  the price and the terms and conditions of any conversion or exchange right;

  •
  any listing on any securities exchange;

  •
  whether interests will be represented by depositary shares;

  •
  any voting rights;

  •
  the relative ranking and preferences as to dividends, liquidation, dissolution or winding up;

  •
  any limitations on issuing any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividends, liquidation, dissolution or winding up;

  •
  any limitations on direct or beneficial ownership and restrictions on transfer; and

  •
  any other specific terms, preferences, rights, limitations or restrictions.

Rank

        Unless otherwise described in the prospectus supplement, the preferred stock will have the following ranking as to dividends, liquidation, dissolution or winding up:

  •
  senior to Duke's common stock and to all other equity securities ranking junior to the preferred stock;

  •
  on a parity with all equity securities issued by Duke which by their terms rank on a parity with the preferred stock; and

  •
  junior to all equity securities, not including convertible debt securities, issued by Duke which by their terms rank senior to the preferred stock.

Dividends

        If declared by Duke's board of directors, preferred shareholders will be entitled to receive cash dividends at the rate set forth in the prospectus supplement. Duke will pay dividends to shareholders of record on the record date fixed by Duke's board of directors.

        The prospectus supplement will specify whether dividends on any series of preferred stock are cumulative or non-cumulative. If dividends are cumulative, they will be cumulative from the date set forth in the prospectus supplement. If dividends are non-cumulative and Duke's board of directors does not declare a dividend payable on a dividend payment date, then the holders of that series will have no right to receive a dividend, and Duke will have no obligation to pay an accrued dividend later for the missed dividend period, whether or not the board of directors declares dividends on the series on any future date.

        If any preferred stock is outstanding, Duke will not declare or pay dividends on, or redeem, purchase or otherwise acquire any shares of, its common stock or any capital stock ranking junior to a series of preferred stock, other than dividends paid in or conversions or exchanges for common stock or other capital stock junior to the preferred stock, unless:

  •
  if the series of preferred stock has cumulative dividends, Duke has declared and paid full cumulative dividends for all past and current dividend periods or declared and reserved funds for payment before or at the same time as the declaration and payment on the junior series; or

  •
  if the series of preferred stock does not have cumulative dividends, Duke has declared and paid full dividends for the current dividend period or declared and reserved funds for payment before or at the same time as the declaration and payment on the junior series.

        When Duke does not pay dividends on shares from more than one series of preferred stock ranking in parity as to dividends in full (or has not reserved a sufficient sum for full payment), all of these dividends will be declared on a pro rata basis so that the amount of dividends declared per share in each series will in all cases bear the same ratio of accrued dividends owed. These pro rata payments per share will not include interest, nor will those payments include any accumulated unpaid dividends from prior periods if the dividends in question are non-cumulative.

Redemption

        If specified in the applicable prospectus supplement, Duke will have the right to redeem all or any part of the preferred stock in each series at its option, or the preferred stock will be subject to mandatory redemption. The redemption price may be payable in cash or other property.

        If the series of preferred stock is subject to mandatory redemption, then the prospectus supplement will specify:

  •
  the number of shares Duke will redeem in each year;

  •
  the date after which Duke may or must commence the redemption; and

  •
  the redemption price per share, which will include all accrued and unpaid dividends other than non-cumulative dividends for prior dividend periods.

        Duke will not redeem less than all of a series of preferred stock, or purchase or acquire any shares of a series of preferred stock, other than conversions or exchanges for common stock or other capital stock junior to the preferred stock, unless:

  •
  if the series of preferred stock has cumulative dividends, Duke has declared and paid full cumulative dividends for all past and current dividend periods for this series or declared and reserved funds for payment; or

  •
  if the series of preferred stock does not have cumulative dividends, Duke has declared and paid full dividends for the current dividend period or declared and reserved funds for payment.

        Duke may, however, purchase or acquire preferred stock of any series to preserve its status as a REIT or pursuant to an offer made on the same terms to all holders of preferred stock of that series.

        If Duke redeems fewer than all outstanding shares of preferred stock of any series, it will determine the number of shares to be redeemed and whether it will redeem shares on a pro rata basis by shares held or shares requested to be redeemed or by lot in a manner determined by Duke.

        Duke will mail redemption notices at least 30 days, but not more than 60 days, before the redemption date to each holder of record of a series of preferred stock to be redeemed at the address shown on the share transfer books. Each notice will state:

  •
  the redemption date;

  •
  the number of shares and series of the preferred stock to be redeemed;

  •
  the redemption price;

  •
  the place to surrender certificates for payment of the redemption price;

  •
  that dividends on the shares redeemed will cease to accrue on the redemption date; and

  •
  the date upon which any conversion rights will terminate.

        If Duke redeems fewer than all outstanding shares of a series of preferred stock, the notice also will specify the number of shares Duke will redeem from each holder. If Duke gives notice of redemption and has set aside sufficient funds necessary for the redemption in trust for the benefit of stock it will redeem, then dividends will thereafter cease to accrue and all rights of the holders of the shares will terminate, except the right to receive the redemption price.

Liquidation Preference

        If Duke liquidates, dissolves or winds up its affairs, then holders of each series of preferred stock will receive out of Duke's legally available assets a liquidating distribution in the amount of the liquidation preference per share for that series as specified in the prospectus supplement, plus an amount equal to all dividends accrued and unpaid, but not including amounts from prior periods for non-cumulative dividends, before Duke makes any distributions to holders of its common stock or any other capital stock ranking junior to the preferred stock. Once holders of outstanding preferred stock receive their respective liquidating distributions, they will have no right or claim to any of Duke's remaining assets. In the event that Duke's assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding preferred stock and all other classes or series of its capital stock ranking on a parity with its preferred stock, then Duke will distribute its assets to those holders in proportion to the full liquidating distributions to which they would otherwise have received.

        After Duke has paid liquidating distributions in full to all holders of its preferred stock, it will distribute its remaining assets among holders of any other capital stock ranking junior to the preferred stock according to their respective rights and preferences and number of shares. For this purpose, a consolidation or merger of Duke with any other corporation or entity, or a sale, lease or conveyance of all or substantially all of Duke's property or business, does not constitute a liquidation, dissolution or winding up of Duke's affairs.

Voting Rights

        Holders of preferred stock will not have any voting rights, except as set forth below or in the prospectus supplement or as otherwise required by law.

        Whenever Duke has not paid dividends on any shares of preferred stock for six or more quarterly periods, the holders of such shares may vote, separately as a class with all other series of preferred stock on which Duke has not paid dividends, for the election of two additional directors of Duke. In this event, Duke's board of directors will be increased by two directors. The holders of record of at least 10% of any series of preferred stock on which Duke has not paid dividends may call a special meeting to elect these additional directors unless Duke receives the request less than 90 days before the date of the next annual or special meeting of shareholders. Whether or not the holders call a special meeting, the holders of a series of preferred stock on which Duke has not paid dividends may vote for the additional directors at the next annual meeting of shareholders and at each subsequent annual meeting until:

  •
  if the series of preferred stock has a cumulative dividend, Duke has fully paid all unpaid dividends on the shares for the past dividend periods and the then current dividend period, or Duke has declared the unpaid dividends and set apart a sufficient sum for their payment; or

  •
  if the series of preferred stock does not have a cumulative dividend, Duke has fully paid four consecutive quarterly dividends, or Duke has declared the dividends and set apart a sufficient sum for their payment.

        Unless the prospectus supplement provides otherwise, Duke cannot take any of the following actions without the affirmative vote of holders of at least two-thirds of the outstanding shares of each series of preferred stock:

  •
  authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to the series of preferred stock as to dividends or liquidation distributions;

  •
  reclassify any authorized capital stock into shares ranking senior to the series of preferred stock as to dividends or liquidation distributions;

  •
  issue any obligation or security convertible into or evidencing the right to purchase any share ranking senior to the series of preferred stock as to dividends or liquidation distributions; or

  •
  amend, alter or repeal any provision of Duke's articles of incorporation, whether by merger, consolidation or other event, in a manner that materially and adversely affects any right, preference, privilege or voting power of the preferred stock.

        For these purposes, the following events do not materially and adversely affect a series of preferred stock:

  •
  an increase in the amount of the authorized shares of preferred stock;

  •
  the creation or issuance of any other series of preferred stock; or

  •
  an increase in the amount of authorized shares of the series of preferred stock or any other series of preferred stock ranking the same as or junior to such series as to dividends and liquidation distributions.

        The holders of a series of preferred stock will have no voting rights, however, if Duke redeems or calls for redemption all outstanding shares of the series and deposits sufficient funds in a trust to effect the redemption on or before the time the act occurs requiring the vote.

        Under Indiana law, holders of each series of preferred stock are entitled to vote as a class upon any proposed amendment to Duke's articles of incorporation, if the amendment would:

  •
  increase or decrease the aggregate number of authorized shares of such series;

  •
  effect an exchange or reclassification of all or part of the shares of the series into shares of another series;

  •
  effect an exchange or reclassification or create the right of exchange of all or part of the shares of another class or series into shares of the series;

  •
  change the designation, rights, preferences or limitations of all or a part of the shares of the series;

  •
  change the shares of all or part of the series into a different number of shares of the same series;

  •
  create a new series having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the series;

  •
  increase the rights, preferences or number of authorized shares of any class or series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the series;

  •
  limit or deny an existing preemptive right of all or part of the shares of the series; or

  •
  cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the series.

Conversion Rights

        If any series of preferred stock is convertible into common stock, the prospectus supplement will describe the following terms:

  •
  the number of shares of common stock into which the shares of preferred stock are convertible;

  •
  the conversion price or manner by which Duke will calculate the conversion price;

  •
  the conversion period;

  •
  whether conversion will be at the option of the holders of the preferred stock or Duke;

  •
  any events requiring an adjustment of the conversion price; and

  •
  provisions affecting conversion in the event of the redemption of the series of preferred stock.

Shareholder Liability

        Indiana law provides that no shareholder, including holders of preferred stock, will be personally liable for Duke's acts and obligations and that Duke's funds and property are the only recourse for its acts or obligations.

Change of Control Provisions

        As discussed below under "Description of Common Stock—Change of Control Provisions," Duke's articles of incorporation contain provisions which may discourage certain types of transactions involving an actual or threatened change of control.

Restrictions on Ownership

        As discussed below under "Description of Common Stock—Restrictions on Ownership," for Duke to qualify as a REIT, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. As a result, Duke's articles of incorporation provide generally for certain restrictions on transfer of Duke's issued and outstanding capital stock. The amendment to Duke's articles of incorporation designating the terms of each series of preferred stock may contain additional provisions restricting the ownership and transfer of the preferred stock. The prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Limitations of Liability and Indemnification of Directors and Officers

        Indiana law and Duke's articles of incorporation generally exculpate each director and officer in actions by Duke or by its shareholders in derivative actions from liability, except as described below under "Description of Common Stock—Limitation of Liability and Indemnification of Directors and Officers."

Transfer Agent

        The prospectus supplement will identify the transfer agent for the preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

General

        Duke may issue depositary shares, each of which would represent a fractional interest of a share of a particular series of preferred stock. Duke will deposit shares of preferred stock represented by depositary shares under a separate deposit agreement among Duke, a preferred stock depositary and the holders of the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will possess, in proportion to the fractional interest of a share of preferred stock represented by the depositary share, all the rights and preferences of the preferred stock represented by the depositary shares.

        Depositary receipts will evidence the depositary shares issued pursuant to the deposit agreement. Immediately after Duke issues and delivers preferred stock to a preferred stock depositary, the preferred stock depositary will issue the depositary receipts.

Dividends and Other Distributions

        The depositary will distribute all cash dividends on the preferred stock to the record holders of the depositary shares. Holders of depositary shares generally must file proofs, certificates and other information and pay charges and expenses of the depositary in connection with distributions.

        If a distribution on the preferred stock is other than in cash and it is feasible for the depositary to distribute the property it receives, the depositary will distribute the property to the record holders of the depositary shares. If such a distribution is not feasible, the depositary, with Duke's approval, may sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Withdrawal of Stock

        Unless Duke has previously called the underlying preferred stock for redemption or the holder of the depositary shares has converted such shares, a holder of depositary shares may surrender them at the corporate trust office of the depositary in exchange for whole or fractional shares of the underlying preferred stock together with any money or other property represented by the depositary shares. Once a holder has exchanged the depositary shares, the holder may not redeposit the preferred shares and receive depositary shares again. If a depositary receipt presented for exchange into preferred stock represents more shares of preferred stock than the number to be withdrawn, the depositary will deliver a new depositary receipt for the excess number of depositary shares.

Redemption of Depositary Shares

        Whenever Duke redeems shares of preferred stock held by a depositary, the depositary will redeem the corresponding amount of depositary shares with funds it receives from Duke for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the dated fixed for redemption at the holders' addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts payable with respect to the preferred stock. If Duke intends to redeem less than all of the underlying preferred stock, Duke and the depositary will select the depositary shares to be redeemed on as nearly a pro rata basis as practicable without creating fractional depositary shares or by any other equitable method determined by Duke that preserves its REIT status.

        On the redemption date:

  •
  all dividends relating to the shares of preferred stock called for redemption will cease to accrue;

  •
  Duke and the depositary will no longer deem the depositary shares called for redemption to be outstanding; and

  •
  all rights of the holders of the depositary shares called for redemption will cease, except the right to receive any money payable upon the redemption and any money or other property to which the holders of the depositary shares are entitled upon redemption.

Voting of the Preferred Stock

        When a depositary receives notice regarding a meeting at which the holders of the underlying preferred stock have the right to vote, it will mail that information to the holders of the depositary shares. Each record holder of depositary shares on the record date may then instruct the depositary to exercise its voting rights for the amount of preferred stock represented by that holder's depositary shares. The depositary will vote in accordance with these instructions. The depositary will abstain from voting to the extent it does not receive specific instructions from the holders of depositary shares. A depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote, as long as any action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

Liquidation Preference

        In the event of Duke's liquidation, dissolution or winding up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying preferred stock represented by the depositary share.

Conversion of Preferred Stock

        Depositary shares will not themselves be convertible into common stock or any other securities or property of Duke. However, if the underlying preferred stock is convertible, holders of depositary shares may surrender them to the depositary with written instructions to convert the preferred stock represented by their depositary shares into whole shares of common stock, other shares of Duke's preferred stock or other shares of stock, as applicable. Upon receipt of these instructions and any amounts payable in connection with a conversion, Duke will convert the preferred stock using the same procedures as those provided for delivery of preferred stock. If a holder of depositary shares converts only part of its depositary shares, the depositary will issue a new depositary receipt for any depositary shares not converted. Duke will not issue fractional shares of common stock upon conversion. If a conversion will result in the issuance of a fractional share, Duke will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

        Duke and the depositary may amend any form of depositary receipt evidencing depositary shares and any provision of a deposit agreement. However, unless the existing holders of at least two-thirds of the applicable depositary shares then outstanding have approved the amendment, Duke and the depositary may not make any amendment that:

  •
  would materially and adversely alter the rights of the holders of depositary shares; or

  •
  would be materially and adversely inconsistent with the rights granted to the holders of the underlying preferred stock.

        Subject to exceptions in the deposit agreement and except in order to comply with the law, no amendment may impair the right of any holders of depositary shares to surrender their depositary shares with instructions to deliver the underlying preferred stock and all money and other property represented by the depositary shares. Every holder of outstanding depositary shares at the time any amendment becomes effective who continues to hold the depositary shares will be deemed to consent and agree to the amendment and to be bound by the amended deposit agreement.

        Duke may terminate a deposit agreement upon not less than 30 days' prior written notice to the depositary if:

  •
  the termination is necessary to preserve Duke's REIT status; or

  •
  a majority of each series of preferred stock affected by the termination consents to the termination.

        Upon a termination of a deposit agreement, holders of the depositary shares may surrender their depositary shares and receive in exchange the number of whole or fractional shares of preferred stock and any other property represented by the depositary shares. If Duke terminates a deposit agreement to preserve its status as a REIT, then Duke will use its best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange.

        In addition, a deposit agreement will automatically terminate if:

  •
  Duke has redeemed all underlying preferred stock subject to the agreement;

  •
  a final distribution of the underlying preferred stock in connection with any liquidation, dissolution or winding up has occurred, and the depositary has distributed the distribution to the holders of the depositary shares; or

  •
  each share of the underlying preferred stock has been converted into other capital stock of Duke not represented by depositary shares.

Expenses of a Preferred Stock Depositary

        Duke will pay all transfer and other taxes and governmental charges and expenses arising in connection with a deposit agreement. In addition, Duke will generally pay the fees and expenses of a depositary in connection with the performance of its duties. However, holders of depositary shares will pay the fees and expenses of a depositary for any duties requested by the holders that the deposit agreement does not expressly require the depositary to perform.

Resignation and Removal of Depositary

        A depositary may resign at any time by delivering to Duke notice of its election to resign. Duke may also remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary. Duke will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and have a combined capital and surplus of at least $50 million.

Miscellaneous

        The depositary will forward to the holders of depositary shares any reports and communications from Duke with respect to the underlying preferred stock.

        Neither the depositary nor Duke will be liable if any law or any circumstances beyond their control prevent or delay them from performing their obligations under a deposit agreement. The obligations of Duke and a depositary under a deposit agreement will be limited to performing their duties in good faith and without negligence in regard to voting of preferred stock, gross negligence or willful misconduct. Neither Duke nor a depositary must prosecute or defend any legal proceeding with respect to any depositary shares or the underlying preferred stock unless they are furnished with satisfactory indemnity.

        Duke and any depositary may rely on the written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary shares or other persons they believe in good faith to be competent, and on documents they believe in good faith to be genuine and signed by a proper party.

        In the event a depositary receives conflicting claims, requests or instructions from Duke and any holders of depositary shares, the depositary will be entitled to act on the claims, requests or instructions received from Duke.

Depositary

        The prospectus supplement will identify the depositary for the depositary shares.

Listing of the Depositary Shares

        The applicable prospectus supplement will specify whether or not the depositary shares will be listed on any securities exchange.

DESCRIPTION OF COMMON STOCK

        The following description of shares of our common stock, par value $.01 per share, is a summary only and is subject to applicable provisions of the Indiana Business Corporation Law and to our articles of incorporation and bylaws. You should refer to, and read this summary together with, our articles of incorporation and bylaws to review all of the terms of our common stock.

General

        Duke's authorized capital stock includes 250,000,000 shares of common stock, $.01 par value per share. Each outstanding share of common stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of common stock have no preemptive rights.

        Holders of common stock have no right to cumulative voting for the election of directors. Consequently, because each member of Duke's board of directors serves only a one-year term, the holders of a majority of the shares of common stock voting are able to elect all of the directors at each annual shareholders' meeting.

        Duke's shares of common stock currently outstanding are listed on the New York Stock Exchange under the symbol "DRE." Duke will apply to the New York Stock Exchange to list additional shares of common stock to be sold pursuant to any prospectus supplement, and Duke anticipates that any such shares will be listed on the New York Stock Exchange.

        All shares of common stock issued will be duly authorized and issued, fully paid, and non-assessable. Distributions may be paid to the holders of common stock if and when declared by Duke's board of directors out of funds legally available for such distributions. Duke intends to continue to pay quarterly dividends.

        Duke's shareholders are entitled to share ratably in its assets legally available for distribution to shareholders in the event of its liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of its known debts and liabilities. These rights are subject to the preferential rights of any other class or series of Duke's stock that may then be outstanding and to the provisions of its articles of incorporation regarding restrictions on transfer of Duke stock to preserve its status as a REIT for federal income tax purposes.

        Holders of Duke's shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of Duke's securities. Duke's board of directors may issue additional shares of common stock without the approval of Duke's shareholders.

        Under Indiana law, shareholders are generally not liable for Duke's debts or obligations. If Duke is liquidated, after payment or provision for all of Duke's known debts and liabilities and any preferential distributions required to be made to holders of preferred stock, each outstanding share of common stock will be entitled to participate on a pro rata basis in the remaining assets.

Dividends

        Holders of Duke's shares of common stock are entitled to receive dividends only when, as and if approved by Duke's board of directors out of assets legally available for the payment of dividends. Please see "Federal Income Tax Considerations—Taxation of U.S. Stockholders" for a description of the tax effect of dividends and distributions to Duke's shareholders, and the dividend requirements that Duke must satisfy to maintain its status as a REIT.

Change of Control Provisions

        Under Indiana law, shareholders holding a majority of the shares voting must approve any transaction pursuant to which Duke would merge with another entity or would sell all or substantially all of its assets. Duke's articles of incorporation also contain provisions which may discourage certain types of transactions involving an actual or threatened change of control, including:

  •
  a requirement that certain mergers, sales of assets, liquidations or dissolutions, or reclassifications or recapitalizations involving persons owning 10% or more of Duke's capital stock:

  •
  be approved by a vote of the holders of 80% of the issued and outstanding shares of Duke's capital stock;

  •
  be approved by three-fourths of the continuing directors; or

  •
  provide for payment to shareholders for their shares of at least a specified price;

  •
  a requirement that any amendment or alteration of certain provisions of the articles of incorporation affecting change of control be approved by the holders of 80% of Duke's issued and outstanding capital stock; and

  •
  a limitation that directors may be removed only for "cause" and only with the affirmative vote of the holders of a majority of the shares of common stock entitled to vote in the election of directors.

        The partnership agreement for the Operating Partnership also contains provisions that could discourage transactions involving an actual or threatened change of control of Duke, including:

  •
  a requirement that holders of at least 90% of the outstanding partnership units held by Duke and other unit holders approve any voluntary sale, exchange, merger, consolidation or other disposition of all or substantially all of the assets of the Operating Partnership in one or more transactions other than a disposition occurring upon a financing or refinancing of the Operating Partnership;

  •
  a restriction against any assignment or transfer by Duke of its interest in the Operating Partnership; and

  •
  a requirement that holders of more than 90% of the partnership units approve:

  •
  any merger, consolidation or other combination of Duke with another entity, unless after the transaction substantially all of the assets of the surviving entity are contributed to the Operating Partnership in exchange for units;

  •
  any sale of all or substantially all of Duke's assets; or

  •
  any reclassification or recapitalization or change of outstanding shares of common stock other than certain changes in par value, stock splits, stock dividends or combinations.

        Duke's directors who are not officers or employees and who do not hold partnership units will vote on these matters.

Restrictions on Ownership

        For Duke to qualify as a REIT under the Internal Revenue Code:

  •
  no more than 50% in value of Duke's outstanding stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities) at any time during the last half of a taxable year; and

  •
  Duke's stock must be beneficially owned by 100 or more persons during at least 335 days of each taxable year or during a proportionate part of a shorter taxable year.

        Because Duke expects to continue to qualify as a REIT, its articles of incorporation contain restrictions on the acquisition of common stock intended to ensure compliance with these requirements. Specifically, Duke's articles of incorporation contain restrictions that:

  •
  authorize but do not require Duke's board of directors to refuse to give effect to a transfer of common stock which, in its opinion, might jeopardize the status of Duke as a REIT;

  •
  nullify any attempted acquisition of shares which would result in the disqualification of Duke as a REIT;

  •
  give the board of directors the authority to take any actions it deems advisable to enforce the restrictions, which might include refusing to give effect to or seeking to enjoin a transfer which might jeopardize Duke's status as a REIT; and

  •
  require any shareholder to provide Duke such information regarding his or her direct and indirect ownership of common stock as Duke may reasonably require.

Limitations of Liability and Indemnification of Directors and Officers

        Indiana law and Duke's articles of incorporation generally exculpate each director and officer in actions by Duke or by its shareholders in derivative actions from liability, except in the case of:

  •
  any breach of the director's duty of loyalty to Duke or its shareholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  voting for or assenting to an unlawful distribution; or

  •
  any transaction from which the director derived an improper personal benefit.

        The articles of incorporation also provide that Duke will indemnify a present or former director or officer against expense or liability in an action to the fullest extent permitted by Indiana law. Indiana law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party, so long as:

  •
  the individual's conduct was in good faith;

  •
  the individual reasonably believed, in the case of conduct in the individual's official capacity with the corporation, that the conduct was in the corporation's best interests and, in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests; and

  •
  in the case of a criminal proceeding, the individual either had reasonable cause to believe the individual's conduct was lawful or had no reasonable cause to believe the individual's conduct was unlawful.

        We believe that the exculpation and indemnification provisions in Duke's articles of incorporation help induce qualified individuals to agree to serve as officers and directors of Duke by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. You should be aware, however, that these provisions in Duke's articles of incorporation and Indiana law give you a more limited right of action than you otherwise would have in the absence of such provisions. Duke also maintains a policy of directors and officers liability insurance covering certain liabilities incurred by Duke's directors and officers in connection with the performance of their duties.

        The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over Duke against liabilities arising under the Securities Act. Insofar as the above provisions may allow that type of indemnification, the SEC has informed us that, in its opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Shareholder Liability

        Indiana law provides that no shareholder, including holders of common stock, will be personally liable for Duke's acts and obligations and that Duke's funds and property are the only recourse for its acts or obligations.

Registrar and Transfer Agent

        The registrar and transfer agent for the common stock is American Stock Transfer & Trust Company, New York, New York.

DESCRIPTION OF WARRANTS

General

        Duke may issue warrants to purchase preferred stock, depositary shares, common stock or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached to or separate from the underlying securities. Duke will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, which we will file with the SEC in connection with an issuance of the warrants.

        The applicable prospectus supplement will describe the terms of any warrants, including the following:

  •
  the title of the warrants;

  •
  the total number of warrants;

  •
  the price or prices at which we will issue the warrants;

  •
  any applicable anti-dilution provisions to adjust the number of shares to be delivered upon exercise of warrants to purchase common stock;

  •
  the currency or currencies investors may use to pay for the warrants;

  •
  the designation and terms of the underlying securities purchasable upon exercise of the warrants;

  •
  the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants, as well as related adjustment provisions affecting that exercise price;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  whether we will issue the warrants in registered or bearer form;

  •
  if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

  •
  if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

  •
  if applicable, a discussion of material United States federal income tax considerations;

  •
  the identity of the warrant agent;

  •
  the procedures and conditions relating to the exercise of the warrants; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

        Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent's corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock, common stock or for depositary shares will not have any rights of holders of the preferred stock, common stock or depositary shares purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or depositary shares purchasable upon such exercise.

Exercise of Warrants

        A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

        The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the applicable prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of Indiana.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

        Duke may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to it, and obligating it to purchase from or sell to the holders, a specified or variable number of shares of Duke's capital stock at a future date or dates. The price per share of capital stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula contained in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such stock purchase contract upon the occurrence of certain events. Duke may issue the stock purchase contracts in such amounts and in as many distinct series as we wish.

        The stock purchase contracts may be entered into separately or as a part of units consisting of a stock purchase contract and a beneficial interest in debt securities, debt obligations of third parties, including U.S. Treasury securities, other stock purchase contracts or shares of our capital stock securing the holders' obligations under the stock purchase contracts to purchase or to sell the shares of our capital stock. The stock purchase contracts may require Duke to make periodic payments to holders hereunder and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner. The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

  •
  whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, Duke's common stock or preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

  •
  whether the stock purchase contracts are to be prepaid or not;

  •
  whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock or depositary shares;

  •
  any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts; and

  •
  whether the stock purchase contracts will be issued in fully registered or global form.

        The applicable prospectus supplement will describe the specific terms of any stock purchase contracts. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement is a general summary and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts.

DESCRIPTION OF UNITS

        Duke may issue units comprised of one or more of the securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as debt securities of the Operating Partnership or U.S. Treasury securities. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

        The applicable prospectus supplement may describe, among other things:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  whether the units will be issued in fully registered or global form.

        The applicable prospectus supplement will describe the terms of any units and the securities comprising those units. The preceding description and any description of units in the applicable prospectus supplement is a summary and is subject to, and is qualified in its entirety by, reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes the material federal income tax consequences relating to the taxation of us as a REIT and to the purchase, ownership and disposition of our common stock.

        If we offer one or more additional series of preferred stock or the Operating Partnership offers one or more additional series of debt securities, the prospectus supplement will include information about any additional material federal income tax consequences to holders of those shares of preferred stock or debt securities.

        Because this summary is intended only to address material federal income tax consequences relating to the ownership and disposition of our common stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

  •
  the tax consequences to you may vary depending upon your particular tax situation;

  •
  special rules that we do not discuss below may apply if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company or otherwise subject to special tax treatment under the Internal Revenue Code;

  •
  this summary generally does not address state, local or non-U.S. tax considerations;

  •
  this summary deals only with Duke's stockholders that hold stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code; and

  •
  we do not intend this discussion to be, and you should not construe it as, tax advice.

        You should review the following discussion and consult with your own tax advisor to determine the effect of ownership and disposition of our stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

        We base the information in this section on the current Internal Revenue Code, current final, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Taxation of Our Company as a REIT

        We believe that, commencing with our taxable year ended December 31, 1986, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to be organized and to operate in such a manner. However, we cannot assure you that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

Federal Income Taxation of Our Company

        If we have qualified and continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that is timely distributed to stockholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct distributions paid to its stockholders, substantially eliminating the federal "double taxation" on earnings (once at the corporate level when earned and once again at the stockholder level when distributed) that usually results from investments in a corporation. Nevertheless, we will be subject to federal income tax as follows:

        First, we will be taxed at regular corporate rates on our undistributed "REIT taxable income," including undistributed net capital gains.

        Second, under some circumstances, we may be subject to the "alternative minimum tax" as a consequence of our items of tax preference.

        Third, if we have net income from the sale or other disposition of "foreclosure property" that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

        Fourth, if we have net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

        Fifth, if we should fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below) but have nonetheless maintained our qualification as a REIT because we have met other requirements, we will be subject to a 100% tax on the greater of the amount by which the 75% gross income test was not satisfied or the amount by which the 95% gross income test was not satisfied, in each case, multiplied by a fraction intended to reflect our profitability. For our taxable years beginning before January 1, 2005, the 100% tax is imposed on (1) the gross income attributable to the greater of (a) the amount by which we fail the 75% test or (b) the amount by which 90% of our gross income exceeds the amount of income qualifying for the 95% income test, multiplied by (2) a fraction intended to reflect our profitability.

        Sixth, if we fail to satisfy any of the asset tests (described below) or any of the REIT qualification requirements other than the gross income and asset tests and such failure is due to reasonable cause, we may avoid disqualification as a REIT by, among other things, paying a penalty of $50,000 or more in certain cases.

        Seventh, if we fail to distribute during each year at least the sum of

  •
  85% of our ordinary income for such year,

  •
  95% of our capital gain net income for such year, and

  •
  any undistributed taxable income from prior periods,

then we will be subject to a 4% excise tax on the excess of this required distribution amount over the amounts actually distributed.

        Eighth, if we should acquire any asset from a "C" corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and provided no election is made for the transaction to be currently taxable, and we subsequently recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired the asset, we generally will be subject to tax at the highest regular corporate rate on the lesser of the amount of gain that we recognize at the time of the sale or disposition and the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset, the "Built-in Gains Tax."

        We own direct or indirect interests in a number of taxable REIT subsidiaries, such as Duke Realty Construction, Inc. Our "taxable REIT subsidiaries" are corporations in which Duke directly or indirectly owns stock and that elect, together with us, to be treated as our taxable REIT subsidiaries. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our taxable REIT subsidiary. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

        Generally, a taxable REIT subsidiary may perform certain tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, the Internal Revenue Code limits the ability of a taxable REIT subsidiary to deduct interest payments in excess of a certain amount made to us. In addition, we must pay a 100% tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between us, our tenants, and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries make interest and other payments to Duke and to third parties in connection with activities related to our properties. We cannot assure you that our taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to us. In addition, we cannot assure you that the IRS might not seek to impose the 100% tax on services performed by taxable REIT subsidiaries for our tenants, or on a portion of the payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

Requirements For Qualification

        To qualify as a REIT, we must elect to be treated as a REIT and must meet the requirements, discussed below, relating to our organization, sources of income, nature of assets and distributions.

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  •
  that is managed by one or more trustees or directors;

  •
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  •
  that would be taxable as a domestic corporation but for application of the REIT rules;

  •
  that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

  •
  that has at least 100 persons as beneficial owners;

  •
  during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities);

  •
  that files an election or continues such election to be taxed as a REIT on its return for each taxable year;

  •
  that uses the calendar year as its taxable year; and

  •
  that satisfies the income tests, the asset tests, and the distribution tests, described below.

        The Internal Revenue Code provides that REITs must satisfy all of the first four preceding requirements during the entire taxable year. REITs must satisfy the fifth requirement during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of the sixth requirement, the beneficiaries of a pension or profit-sharing trust described in Section 401(a) of the Internal Revenue Code, and not the pension or profit-sharing trust itself, are treated as REIT stockholders. We will be treated as having met the sixth requirement if we comply with certain Treasury Regulations for ascertaining the ownership of our stock for such year and if we did not know (or after the exercise of reasonable diligence would not have known) that the sixth condition was not satisfied for such year. Our articles of incorporation currently include restrictions regarding transfer of its stock that, among other things, assist us in continuing to satisfy the fifth and sixth of these requirements.

        If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. Our qualified REIT subsidiaries will not be subject to federal corporate income taxation, although they may be subject to state and local taxation in some states.

        A REIT that is a partner in a partnership is deemed to own its proportionate share of the assets of the partnership and to earn its proportionate share of the partnership's income, in both cases being based on its relative capital interest in the partnership. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership's share of the assets, liabilities and items of income with respect to any partnership in which it holds an interest) is treated as assets, liabilities and items of income of our Company for purposes of applying the requirements described herein.

        Income Tests.    In order to maintain qualification as a REIT, we must satisfy two gross income requirements. First, we must derive, directly or indirectly, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year from investments relating to real property or mortgages on real property, including "rents from real property," gains on disposition of real estate, dividends paid by another REIT and interest on obligations secured by real property or on interests in real property, or from certain types of temporary investments. Second, we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year from any combination of income qualifying under the 75% test and dividends, interest, certain payments under hedging instruments and gain from the sale or disposition of stock or securities and certain hedging instruments. For taxable years beginning on or after January 1, 2005, any income from a hedging transaction that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 95% gross income test.

        Rents that we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, "rents from real property" generally excludes any amount received directly or indirectly from any tenant if we, or an owner of 10% of more of our outstanding stock, directly or constructively, own 10% or more of such tenant taking into consideration the applicable attribution rules, which we refer to as a "related party tenant." Third, "rents from real property" excludes rent attributable to personal property except where such personal property is leased in connection with a lease of real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute "rents from real property" unless such services are customarily provided in the geographic area. Customary services that are not considered to be provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by us. Where, on the other hand, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor from whom we do not receive any income or a taxable REIT subsidiary. Non-customary services that are not performed by an independent contractor or taxable REIT subsidiary in accordance with the applicable requirements will result in impermissible tenant service income to us to the extent of the income earned (or deemed earned) with respect to such services. If the impermissible tenant service income exceeds 1% of our total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services does not exceed 1% of our total income from the property, the services will not cause the rent paid by tenants of the property to fail to qualify as rents from real property, but the impermissible tenant services income will not qualify as "rents from real property."

        We do not currently charge and does not anticipate charging rent that is based in whole or in part on the income or profits of any person. We also do not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from related party tenants.

        The Operating Partnership does provide some services with respect to the properties. We believe that the services with respect to the properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the properties to fail to qualify as rents from real property. Services with respect to the properties that we believe may not be provided by us or the Operating Partnership directly without jeopardizing the qualification of rent as "rents from real property" are and will be performed by independent contractors or taxable REIT subsidiaries.

        We, including the Operating Partnership, receive fees for property management and brokerage and leasing services provided with respect to some properties not owned entirely by the Operating Partnership. These fees, to the extent paid with respect to the portion of these properties not owned, directly or indirectly, by us, will not qualify under the 75% gross income test or the 95% gross income test. The Operating Partnership also may receive other types of income with respect to the properties it owns that will not qualify for either of these tests. We believe, however, that the aggregate amount of these fees and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under either the 75% gross income test or the 95% gross income test.

        If we fail to satisfy the 75% gross income test or the 95% gross income test for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under the Internal Revenue Code. This relief provision generally will be available if:

        Our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

  •
  We file a disclosure schedule with the IRS after we determines that we have not satisfied one of the gross income tests.

        We cannot state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. Even if this relief provision applies, the Internal Revenue Code imposes a 100% tax with respect to a portion of the non-qualifying income, as described above.

        Asset Tests.    At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of its assets:

  •
  At least 75% of the value of our total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities.

  •
  No more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class.

  •
  Except for equity investments in REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or other securities that qualify as "real estate assets" for purposes of the 75% asset test:

  •
  the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets;

  •
  we may not own more than 10% of any one issuer's outstanding voting securities; and

  •
  we may not own more than 10% of the value of the outstanding securities of any one issuer.

  •
  No more than 20% of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

        Certain types of securities are disregarded as securities for purposes of the 10% value limitation discussed above including, (i) straight debt securities (including straight debt that provides for certain contingent payments); (ii) any loan to an individual or an estate; (iii) any rental agreement described in Section 467 of the Internal Revenue Code, other than with a "related person"; (iv) any obligation to pay rents from real property; (v) certain securities issued by a State or any political subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (vi) any security issued by a REIT; and (vii) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of a security. In addition, (a) a REIT's interest as a partner in a partnership is not considered a "security" for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test, and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership. For taxable years beginning after October 22, 2004, special look-through rules for determining a REIT's share of securities held by a partnership in which the REIT holds an interest.

        We believe that the aggregate value of our securities issued by our taxable REIT subsidiaries does not exceed 20% of the aggregate value of our gross assets. As of each relevant testing date prior to the election to treat each of our corporate subsidiaries or any other corporation in which we own an interest (other than another REIT or a qualified REIT subsidiary) as a taxable REIT subsidiary, which election first became available on January 1, 2001, we believe we did not own more than 10% of the voting securities of any such entity. In addition, we believe that as of each relevant testing date prior to the election to treat each of our corporate subsidiaries or any other corporation in which we own an interest (other than another REIT or a qualified REIT subsidiary) as one of our taxable REIT subsidiaries, the value of the securities, including debt, of any such corporation or other issuer that we owned (or treated as owned) did not exceed 5% of the total value of our assets.

        With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that the value of the securities, including debt, of any such issuer owned (or treated as owned) by us does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

        After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

        After the 30-day cure period, a REIT may avoid disqualification as a REIT by disposing of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT's assets at the end of the relevant quarter or $10,000,000, provided that the disposition occurs within six months following the last day of the quarter in which the REIT first identified the assets. For violations of any of the REIT asset tests due to reasonable cause that are larger than this amount, a REIT may avoid disqualification as a REIT after the 30 day cure period, if such failure was due to reasonable cause and not due to willful neglect, by taking certain steps, including the disposition of sufficient assets within the six month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and filing a schedule with the IRS that describes the non-qualifying assets.

Annual Distribution Requirements

        To qualify for taxation as a REIT, the Internal Revenue Code requires that we make distributions (other than capital gain distributions) to our stockholders in an amount at least equal to (a) the sum of: (1) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain), and (2) 90% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income.

        We must pay distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of the prior year's distribution requirement if the dividends satisfy one of the following two sets of criteria:

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  We declare the dividends in October, November or December, the dividends are payable to stockholders of record on a specified date in such a month, and we actually pay the dividends during January of the subsequent year; or

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  We declare the dividends before we timely file our federal income tax return for such year, we pay the dividends in the 12-month period following the close of the prior year and not later than the first regular dividend payment after the declaration, and we elect on our federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year.

        Even if we satisfy the foregoing distribution requirements, we will be subject to tax thereon to the extent that we do not distribute all of our net capital gain or "REIT taxable income" as adjusted. Furthermore, if we fail to distribute at least the sum of 85% of our ordinary income for that year; 95% of our capital gain net income for that year; and any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

        In addition, if during the 10-year recognition period, we dispose of any asset subject to the built-in gain rules described above, we must, pursuant to guidance issued by the IRS, distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of the asset.

        We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax we paid. For purposes of the 4% excise tax described, any such retained amounts would be treated as having been distributed.

        We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes us, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

        We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In this event, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the distribution requirement or avoid such income or excise taxation.

        In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Internal Revenue Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Internal Revenue Code, or an agreement as to tax liability between us and an IRS district director, or, an amendment or supplement to our federal income tax return for the applicable tax year, we may be able to rectify any resulting failure to meet the 90% annual distribution requirement by paying "deficiency dividends" to stockholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, we must make the distribution within 90 days of the adverse determination and we also must satisfy other procedural requirements. If we satisfy the statutory requirements of Section 860 of the Internal Revenue Code, a deduction is allowed for any deficiency dividend we subsequently paid to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Failure To Qualify

        A violation of a REIT requirement other than the gross income tests or the asset tests will not disqualify us if the violation is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the provision. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us nor will they be required to be made. In that event, to the extent of our positive current and accumulated earnings and profits, distributions to stockholders will be dividends, generally taxable at long-term capital gains tax rates (as described below), subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our REIT qualification. We cannot state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limit on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause.

Taxation of U.S. Stockholders

        As used in this prospectus, the term "U.S. Stockholder" means a holder of our stock that, for federal income tax purposes:

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  is a citizen or resident of the United States;

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  is a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

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  is an estate, the income of which is subject to federal income taxation regardless of its source;

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  is any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust; or

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  is an eligible trust that elects to be taxed as a U.S. person under applicable Treasury Regulations.

        For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

        Distributions Generally.    Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of our positive current and accumulated earnings and profits and, to that extent, will be taxable to the U.S. Stockholders. These distributions are not eligible for the dividends received deduction for corporations. Certain "qualified dividend income" received by U.S. non-corporate shareholders in taxable years 2003 through 2010 is subject to tax at the same tax rates as long-term capital gain (generally, a maximum rate of 15% for such taxable years). Dividends received from REITs, however, generally are not eligible for these reduced rates and, therefore, will continue to be subject to tax at ordinary income rates (generally, a maximum rate of 35% for taxable years 2003-2010), subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as "qualified dividend income" eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries). Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT's "REIT taxable income" for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT's income that was subject to the Built-in Gains Tax in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. We do not anticipate that a material portion of our distributions will be treated as qualified dividend income.

        To the extent that we make a distribution in excess of our positive current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's stock, and then the distribution in excess of such basis will be taxable to the U.S. Stockholder as gain realized from the sale of its stock. Dividends we declared in October, November or December of any year payable to a U.S. Stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholders on December 31 of that year, provided that we actually pay the dividends during January of the following calendar year.

        Capital Gain Distributions.    Distributions to U.S. Stockholders that we properly designates as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the U.S. Stockholder has held his or her stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.

        We may elect to retain and pay income tax on net long-term capital gain that we received during the tax year. In this instance, U.S. Stockholders will include in their income their proportionate share of the undistributed long-term capital gains as we designated. The U.S. Stockholders will also be deemed to have paid their proportionate share of the tax, which would be credited against such stockholders' U.S. income tax liability (and refunded to the extent it exceeds such liability). In addition, the basis of the U.S. Stockholders' shares will be increased by the excess of the amount of capital gain included in its income over the amount of tax it is deemed to have paid.

        Any capital gain with respect to capital assets held for more than one year that is recognized or otherwise properly taken into account on or after May 6, 2003 and before January 1, 2011, generally will be taxed to a non-corporate taxpayer at a maximum rate of 15%. In the case of capital gain attributable to the sale of real property held for more than one year, such gain will be taxed at a maximum rate of 25% to the extent of the amount of depreciation deductions previously claimed with respect to such property. With respect to distributions we designated as capital gain dividends (including any deemed distributions of retained capital gains), subject to certain limits, we may designate, and will notify our shareholders, whether the dividend is taxable to non-corporate shareholders at regular long-term capital gains rates (currently at a minimum rate of 15%) or at the 25% rate applicable to unrecaptured depreciation.

        Passive Activity Loss and Investment Interest Limitations.    Distributions from us and gain from the disposition of our stock will not be treated as passive activity income and, therefore, U.S. Stockholders will not be able to apply any "passive losses" against such income. Dividends from us (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of our stock or capital gain dividends generally will be excluded from investment income unless the U.S. Stockholder elects to have the gain taxed at ordinary income rates. Stockholders are not allowed to include on their own federal income tax returns any tax losses that we incur.

        Dispositions of Shares.    In general, U.S. Stockholders will realize capital gain or loss on the disposition of our stock equal to the difference between the amount of cash and the fair market value of any property received on the disposition and that stockholder's adjusted basis in the stock. This gain or loss will be a capital gain or loss if the U.S. Stockholder has held the shares as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if the stockholder has held the asset for more than one year, it will produce long-term capital gain) and the stockholder's tax bracket (the maximum rate for non-corporate taxpayers currently being 15%). The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of our stock that would correspond to our "unrecaptured Section 1250 gain." Stockholders should consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of stock that the stockholder has held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Stockholder from us that were required to be treated as long-term capital gains.

        Treatment of Tax-Exempt Stockholders.    Distributions from us to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute "unrelated business taxable income," which we refer to as "UBTI," unless the stockholder has borrowed to acquire or carry its stock or has used the shares in a trade or business.

        However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Qualified trusts that hold more than 10% (by value) of the shares of "pension-held REITs" may be required to treat a certain percentage of such a REIT's distributions as UBTI. A REIT is a "pension-held REIT" only if the REIT would not qualify as such for federal income tax purposes but for the application of a "look-through" exception to the five or fewer requirement applicable to shares held by qualified trusts and the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either at least one qualified trust holds more than 25% by value of the REIT interests or qualified trusts, each owning more than 10% by value of the REIT interests, holds in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code.

Special Tax Considerations For Non-U.S. Stockholders

        In general, non-U.S. Stockholders will be subject to regular federal income tax with respect to their investment in us if the income from the investment is "effectively connected" with the non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Internal Revenue Code, which is imposed in addition to regular federal income tax at the rate of 30%, subject to reduction under a tax treaty, if applicable. Effectively connected income that meets various certification requirements will generally be exempt from withholding. The following discussion will apply to non-U.S. Stockholders whose income from their investments in us is not so effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

        Distributions by us that are not attributable to gain from the sale or exchange by us of a "United States real property interest" and that we do not designate as a capital gain distribution will be treated as an ordinary income dividend to the extent that we pay the distribution out of our current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a federal income tax, required to be withheld by us, equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces this tax. Such a distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Stockholder's basis in its stock (but not below zero) and then as gain from the disposition of such stock, the tax treatment of which is described under the rules discussed below with respect to dispositions of stock.

        Distributions by us with respect to our common stock that are attributable to gain from the sale or exchange of a United States real property interest will be treated as ordinary dividends (taxed as described above) to a non-U.S. Stockholder as long as our common stock is "regularly traded" on an established securities market if the non-U.S. Stockholder did not own more than 5% of such class of stock at any time during the one-year period preceding the distribution. Capital gain dividends distributed to a non-U.S. Stockholder that held more than 5% of our common stock in the year preceding the distribution will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or "FIRPTA." Such distributions are taxed to a non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a non-U.S. Stockholder will be required to report such gains on U.S. federal income tax returns and will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under a tax treaty.

        Although the law is not clear on this matter, it appears that amounts designated by us as undistributed capital gains in respect of our stock generally should be treated with respect to non-U.S. Stockholders in the same manner as actual distributions by us of capital gain dividends.

        Although tax treaties may reduce our withholding obligations, we generally will be required to withhold from distributions to non-U.S. Stockholders, and remit to the IRS, 30% of ordinary dividends paid out of earnings and profits. Special withholding rules apply to capital gain dividends that are not recharacterized as ordinary dividends. In addition, we may be required to withhold 10% of distributions in excess of our current and accumulated earnings and profits. If the amount of tax withheld by us with respect to a distribution to a non-U.S. Stockholder exceeds the stockholder's United States tax liability, the non-U.S. Stockholder may file for a refund of such excess from the IRS.

        We expect to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Stockholder unless:

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  a lower treaty rate applies and the non-U.S. Stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;

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  the non-U.S. Stockholder files with us an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Stockholder's trade or business so that no withholding tax is required; or

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  the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a U.S. real property interest, in which case tax will be withheld at a 35% rate.

        Unless our stock constitutes a "U.S. real property interest" within the meaning of FIRPTA, a sale of our stock by a non-U.S. Stockholder generally will not be subject to federal income taxation. Our stock will not constitute a U.S. real property interest if we are a "domestically controlled qualified investment entity." A domestically controlled qualified investment entity is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Stockholders. We currently anticipate that we will be a domestically controlled qualified investment entity and, therefore, that the sale of our stock will not be subject to taxation under FIRPTA. However, because our stock will be publicly traded, we cannot assure you that we will be a domestically controlled qualified investment entity. If we were not a domestically controlled qualified investment entity, a non-U.S. Stockholder's sale of our stock would be subject to tax under FIRPTA as a sale of a U.S. real property interest unless the stock were "regularly traded" on an established securities market (such as the New York Stock Exchange) on which the stock will be listed and the selling stockholder owned no more than 5% of the common stock throughout the applicable testing period. If the gain on the sale of stock were subject to taxation under FIRPTA, the non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). However, even if our stock is not a U.S. real property interest, a nonresident alien individual's gains from the sale of stock will be taxable if the nonresident alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

        A purchaser of our stock from a non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased stock is "regularly traded" on an established securities market or if we are adomestically controlled qualified investment entity. Otherwise, the purchaser of our stock from a non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. Our common stock currently is traded on the New York Stock Exchange. We believe that we qualify under both the regularly traded and the domestically controlled qualified investment entity exceptions to withholding but we cannot provide any assurance to that effect.

        Upon the death of a nonresident alien individual, that individual's ownership of our stock will be treated as part of his or her U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information Reporting Requirements and Backup Withholding Tax

        U.S. Stockholders.    In general, information reporting requirements will apply to payments of distributions on our stock and payments of the proceeds of the sale of our stock, unless an exception applies. Further, the payer will be required to withhold backup withholding tax if:

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  the payee fails to furnish a taxpayer identification number to the payer or to establish an exemption from backup withholding;

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  the IRS notifies the payer that the taxpayer identification number furnished by the payee is incorrect;

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  a notified payee has been under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

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  the payee has failed to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

        Some stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder's federal income tax and may entitle the stockholder to a refund, provided that the stockholder furnishes the required information to the IRS.

        Non-U.S. Stockholders.    Generally, information reporting will apply to payments of distributions on Duke's stock, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of our stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. Stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. Stockholder of our stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. Stockholder's foreign status and has no actual knowledge to the contrary.

        Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some stockholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the stockholder's particular circumstances, you should consult your tax advisor regarding the information reporting requirements applicable to you.

Tax Aspects of the Operating Partnership

        General.    The Operating Partnership holds substantially all of our investments. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of these Operating Partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held by the Operating Partnership.

        Tax Allocations with Respect to the Properties.    Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which we refer to as a "book-tax difference." These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the partnership agreement of the Operating Partnership requires allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

        In general, the partners who have contributed interests in appreciated properties to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a book-tax difference, all taxable income attributable to the book-tax difference generally will be allocated to the contributing partners, and we generally will be allocated only our share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of the properties. This will tend to eliminate the book-tax difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Internal Revenue Code do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause us to be allocated lower depreciation and other deductions and possibly amounts of taxable income in the event of a sale of the contributed assets in excess of the economic or book income allocated to it as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements.

        Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including the "traditional method" that may leave some of the book-tax differences unaccounted for, or the election of certain methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. For most property contributions, we, along with the Operating Partnership, have determined to use the "traditional method" for accounting for book-tax differences with respect to the properties contributed to the Operating Partnership. As a result of this determination, distributions to stockholders will be comprised of a greater portion of taxable income and less return of capital than if another method for accounting for book-tax differences had been selected. We, along with the Operating Partnership, have not determined which of the alternative methods of accounting for book-tax differences will be elected with respect to properties contributed to the Operating Partnership in the future.

        With respect to any property purchased by the Operating Partnership, this property initially will have a tax basis equal to its fair market value and Section 704(c) of the Internal Revenue Code will not apply.

        Basis in Operating Partnership Interest.    Our adjusted tax basis in its interest in the Operating Partnership generally:

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  will equal the amount of cash and the basis of any other property that we contributed to the Operating Partnership;

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  will increase by our allocable share of the Operating Partnership's income and our allocable share of debt of the Operating Partnership; and

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  will decrease, but not below zero, by our allocable share of losses suffered by the Operating Partnership, the amount of cash distributed to us, and constructive distributions resulting from a reduction in our share of debt of the Operating Partnership.

        If the allocation of our distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of our partnership interest in the Operating Partnership, the recognition of the excess loss will be deferred until such time and to the extent that we have an adjusted tax basis in our interest in the Operating Partnership. To the extent that the Operating Partnership's distributions, or any decrease in our share of the debt of the Operating Partnership (such decreases being considered a cash distribution to the partners) exceed our adjusted tax basis, the excess distributions (including such constructive distributions) constitute taxable income to us. This taxable income normally will be characterized as long-term capital gain if we have held our interest in the Operating Partnership for longer than one year, subject to reduced tax rates described above for non-corporate U.S. Stockholders, to the extent designated by us as a capital gain dividend. Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

        Sale of the Properties.    Our share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether the Operating Partnership holds its property as inventory or primarily for sale to customers in the ordinary course of its trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with the Operating Partnership's investment objectives.

State and Local Tax

        We and our stockholders may be subject to state and local tax in various states and localities, including those in which we or they transact business, own property or reside. The tax treatment of us and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

SELLING SECURITYHOLDERS

        Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us or the Operating Partnership common stock, preferred stock, depositary shares, warrants, stock purchase contracts, debt securities or units, as applicable, in various private transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as "selling securityholders," may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

        The selling securityholders may offer for sale all or some portion of the securities that they hold. To the extent that any of the selling securityholders are broker or dealers, they are deemed to be, under interpretations of the SEC, "underwriters" within the meaning of the Securities Act.

        The applicable prospectus supplement will set forth the name of each of the selling securityholders and the number and classes of our securities beneficially owned by such selling securityholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling securityholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

        Duke, the Operating Partnership and the selling securityholders may sell the securities offered under this prospectus:

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  through underwriting syndicates represented by one or more managing underwriters;

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  to or through underwriters or dealers;

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  through agents; or

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  directly to one or more purchasers.

        Duke, the Operating Partnership and the selling securityholders may distribute the securities from time to time in one or more transactions at:

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  a fixed price;

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  market prices prevailing at the time of sale;

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  prices related to prevailing market prices; or

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  negotiated prices.

        Duke, the Operating Partnership and the selling securityholders will describe the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

        In connection with the sale of the securities, underwriters may receive compensation from Duke, the Operating Partnership, selling securityholders or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from Duke or the Operating Partnership, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from Duke or the Operating Partnership.

        Pursuant to this registration, we intend to provide applicable selling securityholders with freely tradable securities, although the registration of these securities does not necessarily mean that securities will be offered or sold by such selling securityholders under this prospectus.

        We will not receive any proceeds from the sale of the securities by the selling securityholders, but in certain cases we may pay fees and expenses relating to the registration or an offering of such securities, such as registration and filing fees, fees and expenses for complying with federal and state securities laws and NASD rules and regulations, and fees and expenses incurred in connection with a listing, if any, of any of the securities on any securities exchange or association.

        The selling securityholders and any dealers or agents that participate in the distribution of such securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the resale of the securities by them and any commissions received by any of these dealers or agents might be deemed to be underwriting commissions under the Securities Act.

        To the extent required, the securities to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        Underwriters and agents in any distribution contemplated hereby, including but not limited to at-the-market equity offerings, may from time to time include Cantor Fitzgerald & Co. and Brinson Patrick Securities Corporation, among others. If we reach an agreement with an underwriter on a placement, including the number of shares of common stock to be offered in the placement and any minimum price below which sales may not be made, such underwriter would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such shares on such terms. Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at-the-market" offering as defined in Rule 415 promulgated under the Securities Act, sales made directly on the New York Stock Exchange, the existing trading market for Duke's common stock, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of Duke's outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part. The name of any such underwriter or agent involved in the offer and sale of Duke's common stock, the amounts underwritten, and the nature of its obligations to take Duke's common stock will be described in the applicable prospectus supplement.

        Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than Duke's common stock, which is currently listed on the New York Stock Exchange. We currently intend to list any shares of common stock sold pursuant to this prospectus on the New York Stock Exchange. We may elect to list any series of debt securities, preferred stock or depositary shares on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

        Under agreements we may enter into, we may indemnify underwriters, dealers and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the

Securities Act, or contribute with respect to payments that the underwriters, dealers or agents may be required to make.

        From time to time, we may engage in transactions with these underwriters, dealers and agents in the ordinary course of business.

        If indicated in the prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.

LEGAL MATTERS

        Legal matters in connection with this offering, including the validity of the offered securities, are being passed upon for us by Alston & Bird LLP, Atlanta, Georgia.

EXPERTS

        The consolidated financial statements and related schedules of Duke and of the Operating Partnership as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

11,000,000 Shares

11,000,000 Depositary Shares
Each Representing 1/10th of a 8.375% Series O
Cumulative Redeemable Preferred Share
(Par Value $0.01 Per Share)
(Liquidation Preference Equivalent to $25.00 per Depositary Share)

PROSPECTUS SUPPLEMENT

February 14, 2008

Joint Book-Running Managers

Citi
Morgan Stanley
UBS Investment Bank
Wachovia Securities

Co-Managers

Deutsche Bank Securities
JPMorgan
Morgan Keegan & Company, Inc.
RBS Greenwich Capital
Scotia Capital
Stifel Nicolaus
Wells Fargo Securities

QuickLinks

ABOUT THIS PROSPECTUS SUPPLEMENT
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY OF OFFERING
SUPPLEMENTAL RISK FACTORS
DUKE REALTY CORPORATION
RECENT DEVELOPMENTS
Selected Financial Results (in thousands)
Reconciliation of Net Income to Funds From Operations (in thousands)
USE OF PROCEEDS
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DESCRIPTION OF THE SERIES O PREFERRED SHARES AND DEPOSITARY SHARES
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
DUKE AND THE OPERATING PARTNERSHIP
USE OF PROCEEDS
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF WARRANTS
DESCRIPTION OF STOCK PURCHASE CONTRACTS
DESCRIPTION OF UNITS
FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS